Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185334

PROSPECTUS

H&E Equipment Services, Inc.

OFFER TO EXCHANGE

$630,000,000 7% Senior Notes due 2022 and related Guarantees for all outstanding

7% Senior Notes due 2022

H&E Equipment Services, Inc. (“we,” “H&E” or the “Company”) is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal up to $630,000,000 aggregate principal amount of new 7% Senior Notes due 2022, which we refer to as the “new notes,” in exchange for a like aggregate principal amount of outstanding 7% Senior Notes due 2022 that were issued on August 20, 2012 and February 4, 2013, which we refer to as the “old notes.” Where applicable, we refer to the $530,000,000 aggregate principal amount of 7% Senior Notes due 2022 issued on August 20, 2012 as the “original notes” and the $100,000,000 aggregate principal amount of 7% Senior Notes due 2022 issued on February 4, 2013 as the “add-on notes.”

The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act of 1933, as amended (the “Securities Act”);

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

The Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on April 29, 2013, unless extended.

•

We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes which we have registered under the Securities Act.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•

We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Material U.S. Federal Income Tax Considerations” on page 86 for more information.

•	We will not receive any proceeds from the exchange offer.

•	No public market currently exists for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

•	Interest on the new notes will be paid at the rate of 7% per annum and will be paid semi-annually in arrears on March 1 and September 1 of each year commencing on March 1, 2013.

•	The new notes are fully and unconditionally guaranteed by each of the current subsidiaries of H&E Equipment Services, Inc., subject to customary release provisions.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after consummation of the exchange offer, we will make this prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 15 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents, and any amendments or supplements to this prospectus carefully before deciding whether to participate in the exchange offer.

The date of this prospectus is April 1, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 under the Securities Act of 1933 that we filed with the Securities and Exchange Commission (the “SEC”). In making your investment decision, you should rely only on the information contained in this prospectus or incorporated by reference. See “Where You Can Find More Information.” We have not authorized anyone to provide you with different information. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. See “Where You Can Find More Information.” To obtain this information in a timely fashion, you must request such information no later than five business days before April 29, 2013, which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein). See “The Exchange Offer—Terms of the Exchange Offer; Expiration Date; Extensions; Amendments; Termination.”

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MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share data and other statistical information based on independent industry publications, government publications, reports by market research firms or other published independent sources. We did not commission any of these publications or reports. The remainder of the data is based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee or provide any warranty regarding the accuracy, completeness or suitability of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions, for example, regarding general economic growth, are used in preparing the forecasts included in this prospectus. Information contained in this prospectus may prove to be inaccurate because of the method by which we obtained some of the data for these estimates or because this information cannot always be independently verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other inherent limitations and uncertainties. Furthermore, facts, statistics and estimates upon which these publications and data are based and to which we cite in this prospectus may become outdated, obsolete or inaccurate as underlying facts or markets or industry conditions change. Industry and market data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you in making your investment decision. You should read the entire prospectus, including the financial data and related notes and the section entitled “Risk Factors,” as well the information incorporated by reference in this prospectus, before making an investment decision. Unless the context otherwise requires, references to (i) “H&E” and the “Company” refer solely to H&E Equipment Services, Inc. and not its subsidiaries; and (ii) “we,” “our,” and “us” refer to H&E Equipment Services, Inc. and its subsidiaries on a consolidated basis. The term “guarantors” refers to certain of H&E’s subsidiaries that guarantee, as described herein, the obligations of H&E under the new notes.

Some of the statements in this summary are forward-looking statements. For more information, see “Forward-Looking Statements.”

Our Company

We are one of the largest integrated equipment services companies in the United States focused on heavy construction and industrial equipment. We rent, sell and provide parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial work platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. We engage in five principal business activities in these equipment categories:

•	equipment rentals;

•	new equipment sales;

•	used equipment sales;

•	parts sales; and

•	repair and maintenance services.

By providing rental, sales, parts, repair and maintenance functions under one roof, we offer our customers a one-stop solution for their equipment needs. This full-service approach provides us with (1) multiple points of customer contact; (2) cross-selling opportunities among our rental, new and used equipment sales, parts sales and services operations; (3) an effective method to manage our rental fleet through efficient maintenance and profitable distribution of used equipment; and (4) a mix of business activities that enables us to operate effectively throughout economic cycles. We believe that the operating experience and extensive infrastructure we have developed throughout our history as an integrated services company provide us with a competitive advantage over rental-focused companies and equipment distributors. In addition, our focus on four core categories of heavy construction and industrial equipment enables us to offer specialized knowledge and support to our customers. For the year ended December 31, 2012, we generated total revenues and gross profit of approximately $837.3 million and $257.3 million, respectively. The pie charts below illustrate a breakdown of our revenues and gross profit for the year ended December 31, 2012 by business segment:

Products and Services

Equipment Rentals. We rent our heavy construction and industrial equipment to our customers on a daily, weekly and monthly basis. We have a well-maintained rental fleet that, at December 31, 2012, consisted of 21,090 pieces of equipment having an original acquisition cost (which we define as the cost originally paid to manufacturers or the original amount financed under operating leases) of approximately $883.0 million and an average age of approximately 38.0 months. Our rental business creates cross-selling opportunities for us in sales and service support activities.

New Equipment Sales. We sell new heavy construction and industrial equipment in all four core equipment categories, and are a leading U.S. distributor for nationally recognized suppliers including JLG Industries, Gehl, Genie Industries (Terex), Komatsu and Doosan/Bobcat. In addition, we are a major distributor of Grove and Manitowoc crane equipment. Our new equipment sales operation is a source of new customers for our parts sales and service support activities, as well as for used equipment sales.

Used Equipment Sales. We sell used equipment primarily from our rental fleet, as well as inventoried equipment that we acquire through trade-ins from our customers and selective purchases of high-quality used equipment. For the year ended December 31, 2012, approximately 86.6% of our used equipment sales revenues were derived from sales of rental fleet equipment. Used equipment sales, like new equipment sales, generate parts and service business for us.

Parts Sales. We sell new and used parts to customers and also provide parts to our own rental fleet. We maintain an extensive in-house parts inventory in order to provide timely parts and service support to our customers as well as to our own rental fleet. In addition, our parts operations enable us to maintain a high-quality rental fleet and provide additional product support to our end users.

Service Support. We provide maintenance and repair services for our customers’ owned equipment and to our own rental fleet. In addition to repair and maintenance on an as-needed or scheduled basis, we provide ongoing preventative maintenance services and warranty repairs for our customers. We devote significant resources to training our technical service employees and over time, we have built a full-scale services infrastructure that we believe would be difficult for companies without the requisite resources and lead time to effectively replicate.

In addition to our principal business activities mentioned above, we provide ancillary equipment support activities including transportation, hauling, parts shipping and loss damage waivers.

Our Competitive Strengths

Integrated Platform of Products and Services. We believe that our operating experience and the extensive infrastructure we have developed through years of operating as an integrated equipment services company provide us with a competitive advantage over rental-focused companies and equipment distributors. Key strengths of our integrated equipment services platform include:

•	ability to strengthen customer relationships by providing a full-range of products and services;

•	purchasing power gained through purchases for our new equipment sales and rental operations;

•	high quality rental fleet supported by our strong product support capabilities;

•	established retail sales network resulting in profitable disposal of our used equipment; and

•	mix of business activities that enables us to effectively operate through economic cycles.

Complementary, High Margin Parts and Service Operations. Our parts and service businesses allow us to maintain our rental fleet in excellent condition and to offer our customers high-quality rental equipment. Our after-market parts and service businesses together provide us with a high-margin revenue source that has proven to be relatively stable throughout a range of economic cycles.

Specialized, High-Quality Equipment Fleet. Our focus on four core types of heavy construction and industrial equipment allows us to better provide the specialized knowledge and support that our customers demand when renting and purchasing equipment. These four types of equipment are attractive because they have a long useful life, high residual value and generally strong industry demand.

Well-Developed Infrastructure. We have built an infrastructure that included, as of March 5, 2013, a network of 66 full-service facilities and a workforce that included a highly-skilled group of approximately 561 service technicians and an aggregate of 216 sales people in our specialized rental and equipment sales forces. We believe that our well-developed infrastructure helps us to better serve large multi-regional customers than our historically rental-focused competitors and provides an advantage when competing for lucrative fleet and project management business.

Leading Distributor for Suppliers. We are a leading U.S. distributor for nationally-recognized equipment suppliers, including JLG Industries, Gehl, Genie Industries (Terex), Komatsu and Doosan/ Bobcat. In addition, we are a major distributor of Grove and Manitowoc crane equipment. These relationships improve our ability to negotiate equipment acquisition pricing and allow us to purchase parts at wholesale costs.

Customized Information Technology Systems. Our information systems allow us to actively manage our business and our rental fleet. We have a customer relationship management system that provides our sales force with real-time access to customer and sales information. In addition, our enterprise resource planning system implemented in 2010 expanded our ability to provide more timely and meaningful information to manage our business.

Experienced Management Team. Our senior management team is led by John M. Engquist, our Chief Executive Officer, who has approximately 38 years of industry experience. Our senior and regional managers have an average of approximately 21 years of industry experience. Our branch managers have extensive knowledge and industry experience as well.

Our Business Strategy

Our business strategy includes, among other things, leveraging our integrated business model, managing the life cycle of our rental equipment, further developing our parts and services operations and selectively entering new markets and pursuing acquisitions. However, the timing and extent to which we implement these various aspects of our strategy depend on a variety of factors, many of which are outside our control, such as general economic conditions and construction activity in the United States.

Leverage Our Integrated Business Model. We intend to continue to actively leverage our integrated business model to offer a one-stop solution to our customers’ varied needs with respect to the four categories of heavy construction and industrial equipment on which we focus. We will continue to cross-sell our services to expand and deepen our customer relationships. We believe that our integrated equipment services model provides us with a strong platform for growth and enables us to effectively operate through economic cycles.

Managing the Life Cycle of Our Rental Equipment. We actively manage the size, quality, age and composition of our rental fleet, employing a “cradle through grave” approach. During the life of our rental equipment, we (1) aggressively negotiate on purchase price; (2) use our customized information technology systems to closely monitor and analyze, among other things, time utilization (equipment usage based on customer demand), rental rate trends and targets and equipment demand; (3) continuously adjust our fleet mix and pricing; (4) maintain fleet quality through regional quality control managers and our on-site parts and services support; and (5) dispose of rental equipment through our retail sales force. This allows us to purchase our rental equipment at competitive prices, optimally utilize our fleet, cost-effectively maintain our equipment quality and maximize the value of our equipment at the end of its useful life.

Grow Our Parts and Service Operations. Our strong parts and services operations are keystones of our integrated equipment services platform and together provide us with a relatively stable high-margin revenue source. Our parts and service operations help us develop strong, ongoing customer relationships, attract new customers and maintain a high quality rental fleet. We intend to further grow this product support side of our business and further penetrate our customer base.

Enter Carefully Selected New Markets. We intend to continue our strategy of selectively expanding our network to solidify our presence in attractive and contiguous regions where we operate. We look to add new locations in those markets that offer attractive growth opportunities, high or increasing levels of demand for construction and heavy equipment, and contiguity to our existing markets.

Make Selective Acquisitions. The equipment industry is fragmented and includes a large number of relatively small, independent businesses servicing discrete local markets. Some of these businesses may represent attractive acquisition candidates. We intend to evaluate and pursue, on an opportunistic basis, acquisitions which meet our selection criteria, including favorable financing terms, with the objective of increasing our revenues, improving our profitability, entering additional attractive markets and strengthening our competitive position.

Industry Background

Although there has been some consolidation within the industry, including the acquisition of Rental Services Corporation by United Rentals, Inc., the U.S. construction equipment distribution industry remains highly fragmented and consists mainly of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses serving discrete local markets. The industry is driven by a broad range of economic factors including total U.S. non-residential construction trends, construction machinery demand, and demand for rental equipment and has been adversely affected by the recent economic downturn and the related decline in construction and industrial activities. Construction equipment is largely distributed to end users through two channels: equipment rental companies and equipment dealers. Examples of equipment rental companies include United Rentals/Rental Service Corporation, Sunbelt Rentals and Hertz Equipment Rental.

Examples of equipment dealers include Finning and Toromont. Unlike many of these companies, which principally focus on one channel of distribution, we operate substantially in both channels. As an integrated equipment services company, we rent, sell and provide parts and service support. Although many of the historically pure equipment rental companies also provide parts and service support to customers, their service offerings are typically limited and may prove difficult to expand due to the infrastructure, training and resources necessary to develop the breadth of offerings and depth of specialized equipment knowledge that our service and sales staff provides.

Company Information

Our executive offices are located at 7500 Pecue Lane, Baton Rouge, Louisiana 70809, and our telephone number is (225) 298-5200. Our website is located at www.he-equipment.com. We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it to be part of this prospectus.

THE EXCHANGE OFFER

The summary below describes the principal terms of the exchange offer and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer.

On August 20, 2012, we issued and sold $530,000,000 7% Senior Notes due 2022 to Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated. On February 4, 2013, we issued and sold an additional $100,000,000 7% Senior Notes due 2022 to Deutsche Bank Securities Inc. We refer to Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated collectively in this prospectus as the “initial purchasers.” When used in this prospectus in relation to the offering of the add-on notes, “initial purchaser” refers to Deutsche Bank Securities Inc. The initial purchasers subsequently resold the old notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act. In connection with these sales, we entered into registration rights agreements with the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to use all commercially reasonable efforts to complete an exchange offer for the old notes.

Notes Offered	$630,000,000 7% Senior Notes due 2022.

The issuance of the new notes will be registered under the Securities Act. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions, registration rights relating to the old notes and certain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. You are urged to read the discussions under the heading “The New Notes” in this Summary for further information regarding the new notes.

The Exchange Offer	We are offering to exchange the new notes for up to $630 million aggregate principal amount of the old notes.

Old notes may be exchanged only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. In this prospectus, the term “exchange offer” means this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your old notes for new notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on April 29, 2013, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the SEC, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must either:

•

complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein; or

•

if old notes are tendered pursuant to book-entry procedures, the tendering holder must arrange with the Depository Trust Company (“DTC”) to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

U.S. Federal Income Tax Consequences	The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of us within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Additionally, if you do not participate in the exchange offer, you will not be able to require us to register your old notes under the Securities Act except in limited circumstances. These circumstances are:

•	the exchange offer is not permitted by applicable law or SEC policy,

•	prior to the 20th business day following consummation of the exchange offer:

•	any holder of the old notes notifies us that it is prohibited by law or SEC policy from participating in the exchange offer; or

•

any holder of old notes notifies us that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	any broker-dealer notifies us that it owns old notes acquired directly from H&E or an affiliate of H&E.

In these cases, the registration rights agreements require us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the old notes. We do not currently anticipate that we will register under the Securities Act any old notes that remain outstanding after completion of the exchange offer.

THE NEW NOTES

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the new notes and definitions of some of the terms used in this summary, see “Description of the New Notes.”

Issuer	H&E Equipment Services, Inc., a Delaware corporation.

Notes Offered	$630,000,000 aggregate principal amount of 7% Senior Notes due 2022.

Maturity	The new notes will mature on September 1, 2022.

Interest Payment Dates	Interest will be paid on the new notes in cash semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2013. Interest on the new notes will accrue from March 1, 2013.

Guarantees	The new notes will be guaranteed by each of H&E’s existing and any future significant domestic restricted subsidiaries.

Ranking	The new notes and the guarantees of the new notes will be unsecured senior obligations and will:

•

rank equally in right of payment with all of our existing and future senior debt (including debt under our credit facility with General Electric Capital Corporation as agent and the lenders named therein (the “Credit Facility”));

•	rank senior in right of payment to all of our existing and future subordinated debt;

•	be effectively subordinated to our other existing and future secured debt (including obligations under the Credit Facility) to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the liabilities and preferred stock of any subsidiaries that do not guarantee the new notes.

As of February 26, 2013, H&E and its subsidiaries had approximately $647.3 million of indebtedness, including $17.3 million of secured indebtedness (and would have an additional $381.1 million of capacity under the Credit Facility (net of $6.5 million of outstanding letters of credit)).

Optional Redemption	The new notes will be redeemable, in whole or in part, at any time on or after September 1, 2017 at the redemption prices specified under “Description of the New Notes—Optional Redemption” plus accrued and unpaid interest to the date of redemption. We may redeem up to 35% of the aggregate principal amount of the new notes before September 1, 2015 with the net cash proceeds from certain equity offerings. We may also redeem new notes prior to September 1, 2017 at a specified “make-whole” redemption price plus accrued and unpaid interest to the date of redemption.

Certain Covenants	The indenture governing the new notes limits, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends and make distributions;

•	make investments;

•	repurchase stock;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

Each of these restrictions has a number of important qualifications and exceptions. See “Description of the New Notes.”

Certain of these covenants will cease to apply to the new notes for so long as the new notes have investment grade ratings from both Moody’s Investor Service, Inc. and Standard & Poor’s Rating Group. See “Description of the New Notes.”

Change of Control	Upon a change of control, we will be required to offer to purchase the new notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with the repurchase of notes in the event of a change of control. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

No Public Market	The new notes are a new issue of securities. There is currently no established trading market for the new notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the new notes. See “Risk Factors—Risks Related to the Exchange Offer—If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in exchange for the outstanding old notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the old notes. See “Use of Proceeds.”

Risk Factors

You should carefully consider the risks described in “Risk Factors” beginning on page 15 and all other information contained in this prospectus before deciding to participate in the exchange offer.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth, for the periods and dates indicated, our summary historical financial data. The summary historical consolidated financial data for our fiscal years ended December 31, 2010, 2011 and 2012 have been derived from our audited consolidated financial statements. The historical results included here and elsewhere in this prospectus are not necessarily indicative of future performance or results of operations.

You should read this information in conjunction with “Use of Proceeds,” “Capitalization,” and “Selected Historical Consolidated Condensed Financial Data” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes incorporated by reference in this prospectus.

	For the Year Ended December 31,
	2010	2011	2012
	(Amounts in thousands, except per share amounts)
Statement of operations data(1):
Revenues:
Equipment rentals	$177,970	$228,038	$288,641
New equipment sales	167,303	220,211	241,721
Used equipment sales	62,286	85,347	104,563
Parts sales	86,686	94,511	99,621
Services revenues	49,629	53,954	56,554
Other	30,280	38,490	46,215

Total revenues	574,154	720,551	837,315

Cost of revenues:
Rental depreciation	78,583	86,781	102,966
Rental expense	40,194	46,599	50,052
New equipment sales	150,665	196,152	214,197
Used equipment sales	48,269	65,042	73,988
Parts sales	63,902	69,222	72,323
Services revenues	18,751	21,024	21,977
Other	37,851	43,028	44,510

Total cost of revenues	438,215	527,848	580,013

Gross profit (loss):
Equipment rentals	59,193	94,658	135,623
New equipment sales	16,638	24,059	27,524
Used equipment sales	14,017	20,305	30,575
Parts sales	22,784	25,289	27,298
Services revenues	30,878	32,930	34,577
Other	(7,571)	(4,538)	1,705

Total gross profit	135,939	192,703	257,302

Selling, general and administrative expenses(2)	148,277	153,354	169,653
Impairment of goodwill and intangible assets	—	—	—
Gain from sales of property and equipment, net	443	793	1,592

Income (loss) from operations	(11,895)	40,142	89,241

	For the Year Ended December 31,
	2010	2011	2012
	(Amounts in thousands, except per share amounts)
Other income (expense):
Interest expense(3)	(29,076)	(28,727)	(35,541)
Loss on early extinguishment of debt(4)	—	—	(10,180)
Other, net	591	726	928

Total other expense, net	(28,485)	(28,001)	(44,793)

Income (loss) before income taxes	(40,380)	12,141	44,448
Income tax provision (benefit)	(14,920)	3,215	15,612

Net income (loss)	$(25,460)	$8,926	$28,836

	For the Year Ended December 31,
	2010	2011	2012
	(Amounts in thousands)
Other financial data:
EBITDA(5)	$80,962	$140,266	$196,502
Adjusted EBITDA(5)	80,962	140,266	206,682
Depreciation and amortization(6)	92,266	99,398	116,513
Total capital expenditures (gross)(7)	107,179	174,024	333,782
Total capital expenditures (net)(8)	58,947	109,284	241,182
Ratio of earnings to fixed charges(9)	—	1.4x	2.1x

	As of December 31, 2012
	Actual	As Adjusted(11)
		(unaudited)
	(Amounts in thousands)
Balance sheet data:
Cash	$8,894	$8,894
Rental equipment, net	583,349	583,349
Goodwill	32,074	32,074
Deferred financing costs, net	5,049	5,449
Total assets	942,399	942,799
Total debt(10)	690,166	679,728
Stockholders’ equity	48,636	48,636

(1)	See note 17 to the audited consolidated financial statements in H&E’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus, discussing segment information.
(2)	Stock-based compensation expense included in selling, general and administrative expenses for the years ended December 31, 2012, 2011 and 2010 totaled $1.9 million, $1.3 million and $1.0 million, respectively.
(3)	Interest expense for the periods presented is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and non-cash pay interest (comprised of amortization of deferred financing costs and accretion of note discount).
(4)	As more fully discussed in note 8 to the audited consolidated financial statements, H&E’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus, in the third quarter of 2012, we repurchased or redeemed the entire $250 million aggregate principal amount of H&E’s senior notes due 2016 (the “Redeemed Notes”). In connection with this repurchase and redemption, we recorded a one-time loss on the on the early extinguishment of debt of approximately $10.2 million, or approximately $6.6 million after-tax.

(5)	We define EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA for the year ended December 31, 2009 as EBITDA adjusted for the $9.0 million goodwill impairment charge recorded in the fourth quarter of 2009. We define Adjusted EBITDA for the year ended December 31, 2012 as EBITDA adjusted for the $10.2 million loss from early extinguishment of debt incurred in the third quarter of 2012. We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. We consider them useful tools to assist us in evaluating performance because they eliminate items related to capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA for the periods presented are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment), and amortization of intangible assets and, in the case of Adjusted EBITDA, any goodwill and intangible asset impairment charges and the other items described above applicable to the particular period and the loss from early extinguishment of debt incurred in the third quarter of 2012. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our consolidated balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered alternatives to net income (loss), operating income (loss) or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

Set forth below is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	For the Year Ended December 31
	2010	2011	2012
	(Amounts in thousands)
	(unaudited)
Net income (loss)	$(25,460)	$8,926	$28,836
Income tax provision (benefit)	(14,920)	3,215	15,612
Interest expense	29,076	28,727	35,541
Depreciation and amortization(6)	92,266	99,398	116,513

EBITDA	80,962	140,266	196,502
Loss on early extinguishment of debt	—	—	10,180

Adjusted EBITDA	$80,962	$140,266	$206,682

(6)	Excludes amortization of deferred financing costs and accretion of loan discounts, which are both included in interest expense.
(7)	Total capital expenditures (gross) include rental equipment purchases, assets transferred from new and used inventory to rental fleet and property and equipment purchases.

(8)	Total capital expenditures (net) include rental equipment purchases, assets transferred from new and used inventory to rental fleet and property and equipment purchases less proceeds from the sale of these assets.
(9)	To achieve a coverage ratio of 1:1, we would need additional pre-tax earnings of $40,116 in 2010.
(10)	Total debt (Actual) represents the amounts outstanding, as of December 31, 2012, under the Credit Facility, notes payable, capital leases and the aggregate amount due related to the original notes.
(11)	The amounts shown in the “As Adjusted” column give pro forma effect to the offering of the add-on notes and the use of proceeds therefrom as if such offering and use of proceeds had occurred on December 31, 2012. See “Use of Proceeds” for further information.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before deciding to participate in the exchange offer. The actual occurrence of any of these risks could materially adversely affect our business, financial condition, results of operations, ability to meet our financial obligations and prospects, in which case you may lose part or all of your investment. Unless the context otherwise requires, the term “notes” includes the old notes and the new notes.

Risks Related to the Exchange Offer

If you fail to exchange your old notes for new notes, your old notes will continue to be subject to restrictions on transfer and may become less liquid.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain exceptions. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you do not tender your old notes you generally will not have any further registration rights, and your old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the old notes could be adversely affected.

If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed.

There is no existing market for the new notes. An active public market for the new notes may not develop or, if developed, may not continue. If an active public market does not develop or is not maintained, you may not be able to sell your new notes at their fair market value or at all.

Even if a public market for the new notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. Declines in the market for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of our financial performance.

You must comply with the exchange offer procedures in order to receive new notes.

The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the New Notes

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness outstanding. On February 26, 2013, we had total indebtedness of $647.3 million (including $630.0 million of senior unsecured debt under the old notes and $14.9 million of senior secured debt under the Credit Facility). As of February 26, 2013, we had $381.1 million of availability under the Credit Facility, net of $6.5 million of outstanding letters of credit.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

We expect to use cash flow from operations and borrowings under our Credit Facility to meet our current and future financial obligations, including funding our operations, debt service and capital expenditures. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough capital, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the notes and our Credit Facility, on or before maturity. We cannot make any assurances that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future indebtedness, including the agreements governing the notes and the Credit Facility may limit our ability to pursue any of these alternatives.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Credit Facility and indenture governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from such dispositions. Any proceeds we do receive from a disposition may not be adequate to meet any debt service obligations then due. In addition, we used a portion of the proceeds from the offering of the old notes to pay a special cash dividend to our stockholders on September 19, 2012. The payment of this dividend decreased our available cash.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may also be forced to reduce or delay capital expenditures, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the Credit Facility or the indenture governing the notes. See “Description of Other Indebtedness” and “Description of the New Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under the Credit Facility could terminate their commitments to lend us money and foreclose against the assets securing our borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in your losing your investment in the notes.

Despite current indebtedness levels, we may still be able to incur more indebtedness, which could further exacerbate the risks described above.

Under the terms of the agreements governing the Credit Facility and the notes, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. If we incur any additional indebtedness that ranks equally with the new notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

Additionally, our Credit Facility provides revolving commitments of up to $402.5 million in the aggregate. As of February 26, 2013, we had $381.1 million of availability under the Credit Facility, net of $6.5 million of outstanding letters of credit. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the risks that we now face relating to our substantial indebtedness could intensify. The subsidiaries that guarantee the old notes and that will guarantee the new notes are also guarantors under the Credit Facility. See “Description of Other Indebtedness” and “Description of the New Notes.”

The agreements governing the Credit Facility and the notes restrict our ability to engage in some business and financial transactions.

The agreements governing the Credit Facility and the notes contain certain covenants that, among other things, restrict our and our restricted subsidiaries’ ability to:

•	incur more debt;

•	pay dividends and make distributions;

•	issue preferred stock of subsidiaries;

•	make investments;

•	repurchase stock;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale and lease-back transactions;

•	merge or consolidate; and

•	transfer and sell assets.

Our ability to borrow under the Credit Facility depends upon compliance with the restrictions contained in the Credit Facility. Events beyond our control could affect our ability to comply with these restrictions.

In addition, the Credit Facility requires us to meet certain financial conditions tests. See “Description of Other Indebtedness.” Events beyond our control can affect our ability to meet these financial conditions tests and to comply with other provisions governing the Credit Facility and the notes. Our failure to comply with obligations under the agreements governing the Credit Facility and the notes may result in an event of default under the agreements governing the Credit Facility and the notes, respectively. A default, if not cured or waived, may permit acceleration of this indebtedness and our other indebtedness. We may not be able to remedy these defaults. If our indebtedness is accelerated, we may not have sufficient funds available to pay the accelerated indebtedness and may not have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Credit Facility are at variable rates of interest and expose us to interest rate risk. As such, our results of operations are sensitive to movements in interest rates. There are many economic factors outside our control that have in the past and may, in the future, impact rates of interest including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. Factors that impact interest rates include governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our results of operations would be adversely impacted. Such increases in interest rates could have a material adverse effect on our financial conditions and results of operations.

Your right to receive payments on the new notes is effectively subordinated to the rights of our existing and future secured creditors. In addition, the guarantees of the new notes will be effectively subordinated to the guarantors’ secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of any guarantors, including indebtedness under the Credit Facility, will have claims that are prior to your claims as holders of the new notes to the extent of the value of the assets securing that other indebtedness. Notably, the Credit Facility is secured by, subject to certain exceptions, liens on substantially all of our material assets and the assets of our existing and future significant domestic subsidiaries. The new notes and the guarantees will be effectively subordinated to all such secured indebtedness to the extent of the value of the collateral securing such indebtedness. In the event of any distribution or payment of our assets or guarantors in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets that constitute their collateral. Holders of the new notes will participate ratably with all holders of our senior unsecured indebtedness that is deemed to be of the same class as the new notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the new notes. As a result, holders of new notes may receive less, ratably, than holders of secured indebtedness.

As of February 26, 2013, H&E and its subsidiaries had approximately $647.3 million of indebtedness, including $17.3 million of secured indebtedness (and had an additional $381.1 million of capacity under our Credit Facility, net of $6.5 million of outstanding letters of credit).

The new notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that are not guarantors of the new notes.

You will not have any claim as a creditor against any of our existing subsidiaries that do not remain guarantors of the new notes or future subsidiaries that do not become guarantors of the new notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries.

In addition, subject to certain limitations, the indenture governing the notes permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the new notes.

Any default under the agreements governing our indebtedness, including a default under the Credit Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the new notes and substantially decrease the market value of the new notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the indenture governing the notes and the Credit Facility), we could be in default under the terms of the agreements governing such indebtedness, including the Credit Facility and the notes. In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Credit Facility could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the Credit Facility to avoid being in default. If we breach our covenants under the agreement governing the Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Credit Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the New Notes.”

Federal and state fraudulent transfer laws permit a court to void the new notes and the guarantees, and, if that occurs, you may not receive any payments on the new notes or the guarantees.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will generally be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on its business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay those debts as they mature.

We paid a special dividend to our stockholders out of a portion of the proceeds of the issuance of the old notes, which may cause a court to apply a greater degree of scrutiny in determining whether such issuance is a fraudulent conveyance.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time. If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the new notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such indebtedness.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. As was demonstrated in a bankruptcy case originating in the State of Florida which was affirmed by a recent decision by the Eleventh Circuit Court of Appeals on other grounds, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer laws.

We may not be able to repurchase the new notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding new notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the new notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of the Credit Facility from repurchasing all of the new notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your new notes unless we are able to refinance or obtain waivers under the Credit Facility. Our failure to repurchase the new notes upon a change of control would cause a default under the indenture and a cross default under the Credit Facility. The Credit Facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the new notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the new notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the new notes. If an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the new notes and you may be required to continue to hold your new notes despite the event. See “Description of Other Indebtedness” and “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

You may not be able to determine when a change of control has occurred and may not be able to require us to purchase the new notes as a result of a change in the composition of the directors on H&E’s board of directors.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the new notes. The definition of change of control includes a phrase relating to the transfer of “all or substantially all” of the assets of H&E and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require the issuers to repurchase notes as a result of a transfer of less than all of the assets of H&E to another person may be uncertain.

In addition, in a recent decision, the Court of Chancery of the State of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

Changes in the financial and credit markets or in our credit ratings could adversely affect the market prices of the new notes.

The future market prices of the new notes will depend on a number of factors, including:

•	the prevailing interest rates being paid by companies similar to us;

•	our ratings with major credit rating agencies; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the market prices of the new notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that any credit rating agencies that rate the new notes will maintain their ratings on the new notes. A negative change in our rating could have an adverse effect on the market price of the new notes.

Risks Related to Our Business

Our business could be adversely affected by declines in construction and industrial activities, or a downturn in the economy in general, which could lead to decreased demand for equipment, depressed equipment rental rates and lower sales prices, resulting in a decline in our revenues, gross margins and operating results.

Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activities, or the economy in general, may lead to a decrease in the demand for equipment or depress rental rates and the sales prices for our equipment. Our business may also be negatively impacted, either temporarily or long-term, by:

•	a reduction in spending levels by customers;

•	unfavorable credit markets affecting end-user access to capital;

•	adverse changes in federal and local government infrastructure spending;

•	an increase in the cost of construction materials;

•	adverse weather conditions which may affect a particular region;

•	an increase in interest rates; or

•	terrorism or hostilities involving the United States.

Weakness or deterioration in the non-residential construction and industrial sectors caused by these or other factors could have a material adverse effect on our financial position, results of operations and cash flows in the future and may also have a material adverse effect on residual values realized on the disposition of our rental fleet. During fiscal years 2009 and 2010, the economic downturn and related economic uncertainty, combined with weakness in the construction industry and a decrease in industrial activity, resulted in a significant decrease in the demand for our new and used equipment and depressed equipment rental rates, which resulted in decreased revenues and lower gross margins realized on our equipment rentals and on the sale of our new and used inventory during those periods.

The inability to forecast trends accurately may have an adverse impact on our business and financial condition.

An economic downturn or economic uncertainty makes it difficult for us to forecast trends, which may have an adverse impact on our business and financial condition. The recent economic downturn which included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide and concerns that the worldwide economy may enter into a prolonged recessionary period limited our ability, as well as the ability of our customers and our suppliers, to accurately forecast future product demand trends. Uncertainty regarding future product demand could cause us to maintain excess equipment inventory and increase our equipment inventory carrying costs. Alternatively, this forecasting difficulty could cause a shortage of equipment for sale or rental that could result in an inability to satisfy demand for our products and a loss of market shares.

Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

Disruptions in the global capital and credit markets as a result of an economic downturn, economic uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our customers’ ability to access capital and could adversely affect our access to liquidity needed for business in the future. Additionally, unfavorable market conditions may depress demand for our products and services or make it difficult for our customers to obtain financing and credit on reasonable terms. Unfavorable market conditions also may cause more of our customers to be unable to meet their payment obligations to us, increasing delinquencies and credit losses. If we are unable to manage credit risk adequately, or if a large number of customers should have financial difficulties at the same time, our credit losses could increase above historical levels and our operating results would be adversely affected. Delinquencies and credit losses generally can be expected to increase during economic slowdowns or recessions. Moreover, our suppliers may be adversely impacted by unfavorable capital and credit markets, causing disruption or delay of product availability. These events could negatively impact our business, financial position, results of operations and cash flows.

In addition, if the financial institutions that have extended line of credit commitments to us are adversely affected by the conditions of the capital and credit markets, they may be unable to fund borrowings under those credit commitments, which could have an adverse impact on our financial condition and our ability to borrow funds, if needed, for working capital, acquisitions, capital expenditures and other corporate purposes.

Our business could be hurt if we are unable to obtain additional capital as required, resulting in a decrease in our revenues and profitability.

The cash that we generate from our business, together with cash that we may borrow under the Credit Facility, may not be sufficient to fund our capital requirements. We may require additional financing to obtain capital for, among other purposes, purchasing equipment, completing acquisitions, establishing new locations and refinancing existing indebtedness. Any additional indebtedness that we incur will make us more vulnerable to economic downturns and limit our ability to withstand competitive pressures. Moreover, we may not be able to obtain additional capital on acceptable terms, if at all. If we are unable to obtain sufficient additional financing in the future, our business could be adversely affected by reducing our ability to increase revenues and profitability.

Our revenue and operating results may fluctuate, which could result in a decline in our profitability and make it more difficult for us to grow our business.

Our revenue and operating results have historically varied from quarter to quarter. Periods of decline could result in an overall decline in profitability and make it more difficult for us to make payments on our indebtedness and grow our business. We expect our quarterly results to continue to fluctuate in the future due to a number of factors, including:

•	general economic conditions in the markets where we operate;

•	the cyclical nature of our customers’ business, particularly our construction customers;

•	seasonal sales and rental patterns of our construction customers, with sales and rental activity tending to be lower in the winter months;

•	severe weather and seismic conditions temporarily affecting the regions where we operate;

•	changes in corporate spending for plants and facilities or changes in government spending for infrastructure projects;

•	the effectiveness of integrating acquired businesses and new start-up locations; and

•	timing of acquisitions and new location openings and related costs.

In addition, we incur various costs when integrating newly acquired businesses or opening new start-up locations, and the profitability of a new location is generally expected to be lower in the initial months of operation.

We are subject to competition, which may have a material adverse effect on our business by reducing our ability to increase or maintain revenues or profitability.

The equipment rental and retail distribution industries are highly competitive and the equipment rental industry is highly fragmented. Many of the markets in which we operate are served by numerous competitors, ranging from national and multi-regional equipment rental companies to small, independent businesses with a limited number of locations. We generally compete on the basis of availability, quality, reliability, delivery and price. Some of our competitors have significantly greater financial, marketing and other resources than we do, and may be able to reduce rental rates or sales prices. The market downturn and increased competitive pressures in 2009 and 2010 caused us to significantly reduce our rates to maintain market share, resulting in lower operating margins and profitability. We may encounter increased competition from existing competitors or new market entrants in the future, which could have a material adverse effect on our business, financial condition and results of operations.

We purchase a significant amount of our equipment from a limited number of manufacturers. Termination of one or more of our relationships with any of those manufacturers could have a material adverse effect on our business, as we may be unable to obtain adequate or timely rental and sales equipment.

We purchase most of our rental and sales equipment from leading, nationally-known original equipment manufacturers (“OEMs”). For the year ended December 31, 2012, we purchased approximately 60% of our rental and sales equipment from three manufacturers (Grove/Manitowoc, Komatsu and Genie Industries (Terex)).

Although we believe that we have alternative sources of supply for the rental and sales equipment we purchase in each of our core product categories, termination of one or more of our relationships with any of these major suppliers could have a material adverse effect on our business, financial condition or results of operations if we were unable to obtain adequate or timely rental and sales equipment.

Our suppliers of new equipment may appoint additional distributors, sell directly or unilaterally terminate our distribution agreements, which could have a material adverse effect on our business due to a reduction of, or inability to increase, our revenues.

We are a distributor of new equipment and parts supplied by leading, nationally-known OEMs. Under our distribution agreements with these OEMs, manufacturers retain the right to appoint additional dealers and sell directly to national accounts and government agencies. We have both written and oral distribution agreements with our new equipment suppliers. Under our oral agreements with the OEMs, we operate under our established course of dealing with the supplier and are subject to the applicable state law regarding such relationship. In most instances, the OEMs may appoint additional distributors, elect to sell to customers directly or unilaterally terminate their distribution agreements with us at any time without cause. Any such actions could have a material adverse effect on our business, financial condition and results of operations due to a reduction of, or an inability to increase, our revenues.

The cost of new equipment that we sell or purchase for use in our rental fleet may increase and therefore we may spend more for such equipment. In some cases, we may not be able to procure new equipment on a timely basis due to supplier constraints.

The cost of new equipment from manufacturers that we sell or purchase for use in our rental fleet may increase as a result of increased raw material costs, including increases in the cost of steel, which is a primary material used in most of the equipment we use. These increases could materially impact our financial condition or results of operations in future periods if we are not able to pass such cost increases through to our customers.

Our rental fleet is subject to residual value risk upon disposition.

The market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:

•	the market price for new equipment of a like kind;

•	wear and tear on the equipment relative to its age;

•	the time of year that it is sold (prices are generally higher during the construction season);

•	worldwide and domestic demands for used equipment;

•	the supply of used equipment on the market; and

•	general economic conditions.

We include in operating income the difference between the sales price and the depreciated value of an item of equipment sold. Although for the year ended December 31, 2012 we sold used equipment from our rental fleet at an average selling price of approximately 148.5% of net book value, we cannot assure you that used equipment selling prices will not decline. Any significant decline in the selling prices for used equipment could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We incur maintenance and repair costs associated with our rental fleet equipment that could have a material adverse effect on our business in the event these costs are greater than anticipated.

As our fleet of rental equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time, generally increases. Determining the optimal age for our rental fleet equipment is subjective and requires considerable estimates by management. We have made estimates regarding the relationship between the age of our rental fleet equipment, and the maintenance and repair costs, and the market value of used equipment.

Our future operating results could be adversely affected because our maintenance and repair costs may be higher than estimated and market values of used equipment may fluctuate.

Fluctuations in fuel costs or reduced supplies of fuel could harm our business.

We could be adversely affected by limitations on fuel supplies or significant increases in fuel prices that result in higher costs to us of transporting equipment from one branch to another branch or one region to another region. A significant or protracted disruption of fuel supplies could have a material adverse effect on our financial condition and results of operations.

We may not be able to facilitate our growth strategy by identifying or completing transactions with attractive acquisition candidates, which could limit our revenues and profitability. Future acquisitions may result in significant transaction expenses and may involve significant costs. We may experience integration and consolidation risks associated with future acquisitions.

An element of our growth strategy is to selectively pursue on an opportunistic basis acquisitions of additional businesses. The success of this element of our growth strategy depends, in part, on selecting strategic acquisition candidates at attractive prices. We cannot assure you that we will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions, including financing alternatives. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition costs. We may not have the financial resources necessary to consummate any acquisitions or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets. We may also be subject to claims by third parties related to the operations of these businesses prior to our acquisition and by sellers under the terms of our acquisition agreements.

We may not have sufficient management, financial and other resources to integrate and consolidate any future acquisitions. Any significant diversion of management’s attention or any major difficulties encountered in the integration of the businesses we acquire could have a material adverse effect on our business, financial condition or results of operations, which could decrease our profitability and make it more difficult for us to grow our business. Furthermore, general economic conditions or unfavorable global capital and credit markets could affect the timing and extent to which we successfully acquire new businesses, which could limit our revenues and profitability.

We may not be able to facilitate our growth strategy by identifying and opening attractive start-up locations, which could limit our revenues and profitability.

An element of our growth strategy is to selectively identify and implement start-up locations in order to add new customers. The success of this element of our growth strategy depends, in part, on identifying strategic start-up locations.

We also cannot assure you that we will be able to identify attractive start-up locations. Opening start-up locations may involve significant costs and limit our ability to expand our operations. Start-up locations may involve risks associated with entering new markets and we may face significant competition.

We may not have sufficient management, financial and other resources to successfully operate new locations. Any significant diversion of management’s attention or any major difficulties encountered in the locations that we open in the future could have a material adverse effect on our business, financial condition or results of operations, which could decrease our profitability and make it more difficult for us to grow our business. Furthermore, general economic conditions or unfavorable global capital and credit markets could affect the timing and extent to which we open new start-up locations, which could limit our revenues and profitability.

We are dependent on key personnel. A loss of key personnel could have a material adverse effect on our business, which could result in a decline in our revenues and profitability.

Our senior and regional managers have an average of approximately 21 years of industry experience. Our branch managers have extensive knowledge and industry experience as well. Our success is dependent, in part, on the experience and skills of our management team. Competition for top management talent within our industry is generally significant. If we are unable to fill and keep filled all of our senior management positions, or if we lose the services of any key member of our senior management team and are unable to find a suitable replacement in a timely manner, we may be challenged to effectively manage our business and execute our strategy.

Disruptions in our information technology systems, including our customer relationship management system, could adversely affect our operating results by limiting our capacity to effectively monitor and control our operations.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruption in any of these systems, including our customer management system, or the failure of any of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions.

If the Company fails to maintain an effective system of internal controls, the Company may not be able to accurately report financial results or prevent fraud.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We must annually evaluate our internal procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires management and auditors to assess the effectiveness of our internal controls. If we fail to remedy or maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation.

In addition, failure to maintain effective internal controls could result in financial statements that do not accurately reflect our financial condition or results of operations. There can be no assurance that we will be able to maintain a system of internal controls that fully complies with the requirements of the Sarbanes-Oxley Act of 2002 or that our management and independent registered public accounting firm will continue to conclude that our internal controls are effective.

We are exposed to various risks related to legal proceedings or claims that could adversely affect our operating results. The nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage and thereby not fully protect us.

We are a party to lawsuits in the normal course of our business. Litigation in general can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Responding to lawsuits brought against us, or legal actions that we may initiate, can often be expensive and time-consuming. Unfavorable outcomes from these claims and/or lawsuits could adversely affect our business, results of operations or financial condition, and we could incur substantial monetary liability and/or be required to change our business practices.

Our business exposes us to claims for personal injury, death or property damage resulting from the use of the equipment we rent or sell and from injuries caused in motor vehicle accidents in which our delivery and service personnel are involved and other employee related matters. Additionally, we could be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal, state or local levels, such as those relating to the protection of persons with disabilities, employment, health, safety, security and other regulations under which we operate.

We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims made during the respective policy periods. However, we may be exposed to multiple claims that do not exceed our deductibles, and, as a result, we could incur significant out-of-pocket costs that could adversely affect our financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly upon renewal of those policies as a result of general rate increases for the type of insurance we carry as well as our historical experience and experience in our industry. Although we have not experienced any material losses that were not covered by insurance, our existing or future claims may exceed the coverage level of our insurance, and such insurance may not continue to be available on economically reasonable terms, or at all. If we are required to pay significantly higher premiums for insurance, are not able to maintain insurance coverage at affordable rates or if we must pay amounts in excess of claims covered by our insurance, we could experience higher costs that could adversely affect our financial condition and results of operations.

Our future operating results and financial position could be negatively affected by impairment charges to our goodwill, intangible assets or other long-lived assets.

When we acquire a business, we record goodwill as the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. At December 31, 2012, we had goodwill of approximately $32.1 million. In accordance with Accounting Standards Codification 350, Intangibles—Goodwill and Other, we test goodwill for impairment on October 1 of each year, and on an interim date if factors or indicators become apparent that would require an interim test.

If economic conditions deteriorate and result in significant declines in the Company’s stock price, or if there are significant downward revisions in the present value of our estimated future cash flows, additional impairments to one or more reporting units could occur in future periods, and such impairments could be material. A downward revision in the present value of estimated future cash flows could be caused by a number of factors, including, among others, adverse changes in the business climate, negative industry or economic trends, decline in performance in our industry sector, or a decline in market multiples for competitors. Our estimates regarding future cash flows are inherently uncertain and changes in our underlying assumptions and the impact of market conditions on those assumptions could materially affect the determination of fair value and/or goodwill impairment. Future events and changing market conditions may impact our assumptions as to revenues, costs or other factors that may result in changes in our estimates of future cash flows. We can provide no assurance that a material impairment charge will not occur in a future period. Such a charge could negatively affect our results of operations and financial position. We will continue to monitor the recoverability of the carrying value of our goodwill and other long-lived assets (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in H&E’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus).

Labor disputes could disrupt our ability to serve our customers and/or lead to higher labor costs.

As of December 31, 2012, we have approximately 68 employees in Utah, a significant territory in our geographic footprint, who are covered by collective bargaining agreements and approximately 1,676 employees who are not represented by unions or covered by collective bargaining agreements. Various unions periodically seek to organize certain of our nonunion employees. Union organizing efforts or collective bargaining negotiations could potentially lead to work stoppages and/or slowdowns or strikes by certain of our employees, which could adversely affect our ability to serve our customers. Further, settlement of actual or threatened labor disputes or an increase in the number of our employees covered by collective bargaining agreements can have unknown effects on our labor costs, productivity and flexibility.

We have operations throughout the United States, which exposes us to multiple state and local regulations. Changes in applicable law, regulations or requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.

Our 66 branch locations in the United States are located in 22 different states, which exposes us to a host of different state and local regulations. These laws and requirements address multiple aspects of our operations, such as worker safety, consumer rights, privacy, employee benefits and more, and can often have different requirements in different jurisdictions. Changes in these requirements, or any material failure by our branches to comply with them, can increase our costs, affect our reputation, limit our business, drain management time and attention and generally otherwise impact our operations in adverse ways.

We could be adversely affected by environmental and safety requirements, which could force us to increase significant capital and other operational costs and may subject us to unanticipated liabilities.

Our operations, like those of other companies engaged in similar businesses, require the handling, use, storage and disposal of certain regulated materials. As a result, we are subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. We may not be in complete compliance with all such requirements at all times. We are subject to potentially significant civil or criminal fines or penalties if we fail to comply with any of these requirements. We have made and will continue to make capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, financial condition and results of operations.

Environmental laws also impose obligations and liability for the cleanup of properties affected by hazardous substance spills or releases. These liabilities can be imposed on the parties generating or disposing of such substances or the operator of the affected property, often without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous substances. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if a contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Given the nature of our operations (which involve the use of petroleum products, solvents and other hazardous substances for fueling and maintaining our equipment and vehicles), there can be no assurance that prior site assessments or investigations have identified all potential instances of soil or groundwater contamination. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities which may be material.

Hurricanes, other adverse weather events, national or regional catastrophes or natural disasters could negatively affect our local economies or disrupt our operations, which could have an adverse effect on our business or results of operations.

Our market areas in the Gulf Coast and Mid-Atlantic regions of the United States are susceptible to hurricanes. Such weather events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. Future hurricanes could result in damage to certain of our facilities and the equipment located at such facilities, or equipment on rent with customers in those areas. In addition, climate change could lead to an increase in intensity or occurrence of hurricanes or other adverse weather events. Future occurrences of these events, as well as regional or national catastrophes or natural disasters, and their effects may adversely impact our business or results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new marketing applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. In addition, even if our actual results are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results or developments in subsequent periods. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•

general economic conditions and construction and industrial activity in the markets where we operate in North America, as well as the depth and duration of the recent macroeconomic downturn and related decreases in construction and industrial activities, which may significantly affect our revenues and operating results;

•	the impact of conditions in the global credit markets and their effect on construction spending and the economy in general;

•	relationships with equipment suppliers;

•	increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value;

•	our indebtedness;

•	risks associated with the expansion of our business;

•	competitive pressures;

•	our possible inability to integrate any businesses we acquire;

•	compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and

•	other factors discussed under “Risk Factors” or elsewhere in this prospectus.

Any forward-looking statements which we make in this prospectus speak only as of the date of such statement. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise. Potential investors and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

We will not receive any cash proceeds from this exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offerings of the old notes.

The net proceeds from the offering of the original notes on August 20, 2012 were approximately $530 million, before deducting the initial purchasers’ discount. These net proceeds were used (i) to retire the entire $250 million aggregate principal amount of the Redeemed Notes and to pay redemption and tender premiums associated with repaying these notes, (ii) to repay the Credit Facility, (iii) to pay a special cash dividend to our stockholders in the amount of $246 million on September 19, 2012, and (iv) to pay fees and expenses related to these transactions.

The net proceeds from the offering of the add-on notes on February 4, 2013 were approximately $110.4 million, including the note premium and accrued interest from August 20, 2012 to the date of issuance and after deducting the initial purchaser’s discount. These net proceeds were used to repay the Credit Facility and to pay related fees and expenses.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges was as follows for the periods presented:

	Year Ended December 31,
	2008	2009	2010	2011	2012
Ratio of Earnings to Fixed Charges	2.6x	—	—	1.4x	2.1x

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, (a) earnings represents pre-tax income from continuing operations plus fixed charges plus capitalized interest amortization less capitalized interest and (b) fixed charges represents interest expense plus capitalized interest plus the portion of rent expense deemed to be the equivalent of interest.

To achieve a coverage ratio of 1:1, we would need additional pre-tax earnings of $17,679 and $40,116 in 2009 and 2010, respectively.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2012, on an actual basis and as adjusted to give effect to the issuance of the add-on notes on February 4, 2013 and the use of proceeds therefrom. You should read this table in conjunction with “Summary—Summary Historical Financial Data” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated audited financial statements and the related notes thereto in H&E’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus.

	December 31, 2012
	Actual	As Adjusted(1)
		(unaudited)
	(Dollars in millions)
Cash	$8.9	$8.9

Debt:
Credit Facility	$157.7	$47.3
7% Senior Notes due 2022 offered to be exchanged hereby(2)	530.0	630.0
Other debt	2.4	2.4

Total Debt	690.1	679.7
Total Equity	48.6	48.6

Total Capitalization	$738.7	$728.3

(1)	On February 4, 2013, H&E issued $100 million aggregate principal amount of the add-on notes. The net proceeds from the offering of the add-on notes were approximately $110.4 million, including note premium and accrued interest from August 20, 2012 to the date of issuance and after deducting the initial purchaser’s discount. These net proceeds were used to repay the Credit Facility and to pay related fees and expenses.
(2)	Includes aggregate amounts of indebtedness under the original notes ($530.0 million) and the add-on notes ($100.0 million) as appropriate for the periods presented.

SELECTED HISTORICAL CONSOLIDATED CONDENSED FINANCIAL DATA

The following table presents selected consolidated financial data. This information should only be read in conjunction with our consolidated audited financial statements and the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in H&E’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus. The consolidated financial data for the fiscal years ended December 31, 2008, 2009, 2010, 2011 and 2012 have been derived from our audited consolidated financial statements.

	For the Year Ended December 31,
	2008	2009	2010	2011	2012
	(Amounts in thousands, except per share amounts)
Statement of operations data(1):
Revenues:
Equipment rentals	$295,398	$191,512	$177,970	$228,038	$288,641
New equipment sales	374,068	208,916	167,303	220,211	241,721
Used equipment sales	160,780	86,982	62,286	85,347	104,563
Parts sales	118,345	100,500	86,686	94,511	99,621
Services revenues	70,124	58,730	49,629	53,954	56,554
Other	50,254	33,092	30,280	38,490	46,215

Total revenues	1,068,969	679,732	574,154	720,551	837,315

Cost of revenues:
Rental depreciation	104,311	87,902	78,583	86,781	102,966
Rental expense	49,481	42,086	40,194	46,599	50,052
New equipment sales	324,472	183,885	150,665	196,152	214,197
Used equipment sales	121,956	70,305	48,269	65,042	73,988
Parts sales	83,561	72,786	63,902	69,222	72,323
Services revenues	25,324	21,825	18,751	21,024	21,977
Other	49,824	35,445	37,851	43,028	44,510

Total cost of revenues	758,929	514,234	438,215	527,848	580,013

Gross profit (loss):
Equipment rentals	141,606	61,524	59,193	94,658	135,623
New equipment sales	49,596	25,031	16,638	24,059	27,524
Used equipment sales	38,824	16,677	14,017	20,305	30,575
Parts sales	34,784	27,714	22,784	25,289	27,298
Services revenues	44,800	36,905	30,878	32,930	34,577
Other	430	(2,353)	(7,571)	(4,538)	1,705

Total gross profit	310,040	165,498	135,939	192,703	257,302

Selling, general and administrative expenses(2)	181,037	144,460	148,277	153,354	169,653
Impairment of goodwill and intangible assets(3)	22,721	8,972	—	—	—
Gain from sales of property and equipment, net	436	533	443	793	1,592

Income (loss) from operations	106,718	12,599	(11,895)	40,142	89,241

Other income (expense):
Interest expense(4)	(38,255)	(31,339)	(29,076)	(28,727)	(35,541)
Loss on early extinguishment of debt(5)	—	—	—	—	(10,180)
Other, net	934	619	591	726	928

Total other expense, net	(37,321)	(30,720)	(28,485)	(28,001)	(44,793)

	For the Year Ended December 31,
	2008	2009	2010	2011	2012
	(Amounts in thousands, except per share amounts)

Income (loss) before income taxes	69,397	(18,121)	(40,380)	12,141	44,448
Income tax provision (benefit)	26,101	(6,178)	(14,920)	3,215	15,612

Net income (loss)	$43,296	$(11,943)	$(25,460)	$8,926	$28,836

	For the Year Ended December 31,
	2008	2009	2010	2011	2012
	(Amounts in thousands)
Other financial data:
Depreciation and amortization(6)	$117,677	$99,293	$92,266	$99,398	$116,513
Statement of cash flows:
Net cash provided by operating activities	120,467	72,901	17,938	60,385	41,023
Net cash provided by (used in) investing activities	(36,675)	37,900	(29,669)	(80,928)	(212,990)
Net cash provided by (used in) financing activities	(87,288)	(76,731)	(4,456)	15,609	156,646

	As of December 31,
	2008	2009	2010	2011	2012
	(Amounts in thousands)
Balance sheet data:
Cash	$11,266	$45,336	$29,149	$24,215	$8,894
Rental equipment, net	554,457	437,407	426,637	450,877	583,349
Goodwill(3)	42,991	34,019	34,019	34,019	32,074
Deferred financing costs, net	6,964	5,545	7,027	5,640	5,049
Intangible assets, net(7)	1,579	988	429	66	—
Total assets	966,634	763,084	734,421	753,305	942,399
Total debt(8)	330,584	254,110	252,754	268,660	690,166
Stockholders’ Equity	290,207	278,882	254,250	264,207	48,636

(1)	See note 17 to the audited consolidated financial statements in H&E’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus, discussing segment information.
(2)	Stock-based compensation expense included in selling, general and administrative expenses for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 totaled $1.9 million, $1.3 million, $1.0 million, $0.7 million and $1.5 million, respectively.
(3)	We recorded in 2009 a non-cash goodwill impairment of approximately $9.0 million, or $5.5 million after tax, related to our Equipment Rentals Component 1 reporting unit. In 2008, we recorded non-cash goodwill impairments totaling approximately $15.9 million, or $9.9 million after tax, related to our New Equipment and Service Revenues reporting units.
(4)	Interest expense for the periods presented is comprised of cash-pay interest (interest recorded on debt and other obligations requiring periodic cash payments) and non-cash pay interest (comprised of amortization of deferred financing costs and accretion of note discount).
(5)	As more fully discussed in note 8 to the audited consolidated financial statements in H&E’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus, in the third quarter of 2012 the Company recorded a one-time loss on the early extinguishment of debt of approximately $10.2 million, or approximately $6.6 million after-tax.
(6)	Excludes amortization of deferred financing costs and accretion of loan discounts, which are both included in interest expense.

(7)	We recorded a $6.8 million impairment, or $4.2 million after tax, in 2008 related to our customer relationships intangible asset.
(8)	Total debt represents the aggregate amounts outstanding, as applicable for the periods presented, under the Credit Facility, Redeemed Notes, notes payable, capital leases and the old notes. Total debt as presented as of December 31, 2012 includes $8.9 million of unaccreted note discount related to the old notes.

MANAGEMENT

The following table sets forth the names, ages and titles of each person who is a current director or executive officer.

Name	Age	Title
Gary W. Bagley	66	Chairman and Director
John M. Engquist	59	Chief Executive Officer and Director
Leslie S. Magee	44	Chief Financial Officer and Secretary
Bradley W. Barber	40	President and Chief Operating Officer
William W. Fox	69	Vice President, Cranes and Earthmoving
John D. Jones	55	Vice President, Corporate Services
Paul N. Arnold	66	Director
Bruce C. Bruckmann	59	Director
Patrick L. Edsell	64	Director
Thomas J. Galligan III	68	Director
Lawrence C. Karlson	70	Director
John T. Sawyer	68	Director

Gary W. Bagley has served as Chairman and Director of the Company since the formation of the Company in September 2005. He had served as Chairman and Director of H&E Equipment Services LLC (“H&E LLC”), the predecessor to the Company, from its formation in 2002 until its merger with and into the Company in February 2006. Mr. Bagley served as President of ICM Equipment Company L.L.C. (“ICM”) since 1996 and Chief Executive Officer from 1998 until ICM merged with and into H&E LLC in June 2002, when he became executive Chairman of H&E LLC. He retired as an executive of H&E LLC in 2004. Prior to 1996, he held various positions at ICM, including Salesman, Sales Manager and General Manager. Mr. Bagley also served as Vice President of Wheeler Machinery Co. Since our acquisition of Eagle High Reach Equipment, LLC and Eagle High Reach Equipment, Inc. in February 2006, Mr. Bagley has served as a manager and director, respectively, of Eagle High Reach Equipment, LLC (now H&E Equipment Services (California), LLC) and Eagle High Reach Equipment, Inc. (now H&E California Holding, Inc.). Previously, Mr. Bagley served as interim Chief Executive Officer and as a director of Eagle High Reach Equipment, Inc. from February 2004 to February 2006 and as Chief Executive Officer and as a director of Eagle High Reach Equipment, LLC from December 2004 to February 2006. Mr. Bagley has served in the past on a number of dealer advisory boards and industry association boards.

Mr. Bagley has extensive experience both with the Company and in the construction equipment industry. He also had overall responsibility as chief executive officer of the equipment company which merged with and into our Company’s predecessor in 2002. He currently serves as a member of the Company’s Finance Committee.

John M. Engquist has served as Chief Executive Officer and Director of the Company since its formation in September 2005. Mr. Engquist previously served as President of the Company since its formation in September 2005 until November 2, 2012. He had served as President, Chief Executive Officer and Director of H&E LLC from its formation in June 2002 until its merger with and into the Company in February 2006. He served as President and Chief Executive Officer of Head & Engquist Equipment, LLC (“Head and Engquist”) from 1990 and director of Gulf Wide Industries, LLC (“Gulf Wide”) from 1995, both predecessor companies of H&E LLC. From 1975 to 1990, he held various operational positions at Head & Engquist, starting as a mechanic’s helper. Mr. Engquist serves as a director on the boards of a number of private companies. He also serves on the Leadership Council of St. Jude Children’s Research Hospital in Memphis, Tennessee, as well as on the Board of Directors for Business First Bancshares, Inc. in Baton Rouge, Louisiana. Mr. Engquist owns 50% of the membership interest in Old Towne Development Group, L.L.C. and serves as the Chairman of the Board of Managers. Mr. Engquist is a former board member of Baton Rouge Business Bank and Cajun Constructors, Inc.

Mr. Engquist’s day-to-day leadership of the Company as its Chief Executive Officer, as well as his long history with the Company and its predecessors dating back to 1975, provides him with unparalleled experience with the Company’s operations, industry and corporate transactions. He currently serves as a member of the Company’s Finance Committee.

Leslie S. Magee has served as Chief Financial Officer and Secretary of the Company since its formation in September 2005. Ms. Magee served as acting Chief Financial Officer of H&E LLC from December 2004 through August 2005, at which time she was appointed Chief Financial Officer and Secretary. She continued as Chief Financial Officer and Secretary until H&E LLC’s merger with and into the Company in February 2006. Previously, Ms. Magee served as Corporate Controller for H&E LLC and Head & Engquist. Prior to joining Head & Engquist in 1995, Ms. Magee spent five years working for Hawthorn, Waymouth & Carroll, L.L.P, an accounting firm based in Baton Rouge, Louisiana. Ms. Magee is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Louisiana Society of Certified Public Accountants.

Bradley W. Barber has served as President and Chief Operating Officer since November 2012. Previously, Mr. Barber was Executive Vice President and Chief Operating Officer of the Company from June 2008 to November 2012. From November 2005 to May 2008, he was Executive Vice President and General Manager. Previously, Mr. Barber served as Vice President, Rental Operations from February 2003 to November 2005 of H&E LLC. Prior to that, Mr. Barber served as Director of Rental Operations for H&E LLC and Head & Engquist from March 1998 to February 2003. Prior to joining Head & Engquist in March 1998, Mr. Barber worked in both outside sales and branch management for a regional equipment company.

William W. Fox has served as Vice President, Cranes and Earthmoving of the Company since its formation in September 2005. Prior to that, he served as Vice President, Cranes and Earthmoving of H&E LLC from its formation in 2002 until its merger with and into the Company in February 2006. Mr. Fox served as Executive Vice President and General Manager of Head & Engquist from 1995 and served as President of South Texas Equipment Co., a subsidiary of Head & Engquist, from 1995 to 1997. Prior to that, Mr. Fox held various executive and managerial positions with the Manitowoc Engineering Company and its subsidiary, North Central Crane. He was Executive Vice President/General Manager from 1989 to 1995, Vice President, Sales from 1988 to 1989, and General Manager from 1986 to 1988 of Manitowoc Engineering Company. Mr. Fox was Executive Vice President/General Manager at North Central Crane from 1980 to 1986.

John D. Jones has served as Vice President, Corporate Services since 2012. Until that time, he had served as Vice President, Product Support since the Company’s formation in September 2005. Prior to that, he served as Vice President, Product Support for H&E LLC from its formation in 2002 until its merger with and into the Company in February 2006. Mr. Jones served as Vice President of Product Support Service at Head & Engquist from 1994. From 1991 to 1994, he was General Manager of Product Support at Louisiana Machinery. From 1987 to 1991 he served as General Manager of the Parts Operation at Holt Company of Louisiana. From 1976 to 1987, Mr. Jones worked in Product Support and Marketing for Boyce Machinery.

Paul N. Arnold has been a Director of the Company since November 2006. Mr. Arnold has served as a director of Town Sports International Holdings, Inc. since April 1997 and served as the non-executive Chairman of the Board of Directors from May 2006 until February 2009. Mr. Arnold served as Chief Executive Officer of CORT Business Services, Inc., a Berkshire Hathaway company since its acquisition of CORT Business Services, Inc. in 2000 until June 2012. From 1992 to 2000, Mr. Arnold served as President and Chief Executive Officer of CORT Business Services. Mr. Arnold also served as a director of CORT Business Services from 1992 to 2000. Prior to 1992, Mr. Arnold held various positions over a twenty-four year period within CORT Furniture Rental, a division of Mohasco Industries, Inc.

Mr. Arnold has experience leading a company with branch operations and also has extensive experience in the rental business and with corporate transactions. As a director of other public companies, Mr. Arnold has experience with corporate governance, compensation and audit committee matters. He currently serves as Chairman of the Company’s Compensation Committee. Mr. Arnold is an independent director.

Bruce C. Bruckmann has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in June 2002 until its merger with and into the Company in February 2006. Mr. Bruckmann had served as a director of both of the Company’s predecessor companies, Head & Engquist and ICM. Mr. Bruckmann is a founder and has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. since its formation in 1995. He served as an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann has served as a director of Mohawk Industries, Inc. since 1992, a director of MWI Veterinary Supply, Inc. since 2002, a director of Town Sports International Holdings, Inc. since 1996 and a director of Heritage-Crystal Clean, Inc. since 2004. Mr. Bruckmann also currently serves as a director of two private companies.

Mr. Bruckmann has extensive experience with corporate transactions, such as financings and acquisitions, as well as experience as a board member of public companies, including service on audit and compensation committees. He also has significant experience with the Company’s business and operations and served as a director of both of the Company’s predecessor companies. He currently serves as the Chairman of the Company’s Finance Committee and as a member of the Company’s Corporate Governance and Nominating Committee. Mr. Bruckmann is an independent director.

Patrick L. Edsell has served as a Director of the Company since May 2011. Mr. Edsell has over 20 years of executive experience and over 10 years of board experience. He previously served as acting Chief Financial Officer, on a part-time basis, for SpectraSensors, Inc. from 2008 to 2010 and as Senior Vice President and General Manager of Avanex Corporation from 2007 to 2008. He was Chief Executive Officer of NP Photonics, Inc. from 2004 to 2007 and Gigabit Optics Corporation from 2002 to 2004. Prior to that, he was Chairman, President and Chief Executive Officer of Spectra Physics, Inc. from 1997 to 2002 and President of Spectra-Physics Lasers and Optics Group from 1990 to 1997. Mr. Edsell was Chief Financial Officer of Pharos AB from 1984 to 1991 and Vice President, Finance of GP Technologies from 1982 to 1984. He was a director and Chairman of the Audit Committee of Captiva Software Systems from 2001 to 2005 and Chairman from 2004 to 2005. Prior to that, he was a director of FLIR Systems, Inc. in 1998 and 1999. He currently serves as a director of two private companies.

Mr. Edsell is experienced in leading other companies and is also experienced with corporate transactions, such as financings and acquisitions. As a director of other public and private companies, Mr. Edsell has experience with audit, corporate governance and compensation committee matters. Mr. Edsell is a member of the Company’s Compensation Committee and Audit Committee. Mr. Edsell also serves the Board as an “audit committee financial expert” as defined under SEC rules and is an independent director.

Thomas J. Galligan III has served as a director since May 2011. Mr. Galligan is Executive Chairman and a member of the board of directors of Papa Gino’s Holdings Corp. since March 2009. Mr. Galligan has served as Chairman, President and Chief Executive Officer of Papa Gino’s Holdings Corp. from May 1996 until October 2008 and Chairman and Chief Executive Officer until March 2009. Prior to joining Papa Gino’s in March 1995 as Executive Vice President, Mr. Galligan held executive positions at Morse Shoe, Inc. and PepsiCo., Inc. Mr. Galligan is currently a director and Chairman of the board of directors of Town Sports International Holdings, Inc. He also is a director of Bay State Milling Company and Dental Services of Massachusetts, Inc.

Mr. Galligan has experience leading a company with branch operations and has extensive experience with corporate transactions. As a director of other public and private companies, Mr. Galligan has experience with corporate governance, compensation and audit committee matters. Mr. Galligan is a member of the Company’s Compensation Committee and Audit Committee. Mr. Galligan also serves the Board as an “audit committee financial expert” as defined under SEC rules and is an independent director.

Lawrence C. Karlson has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in June 2002 until its merger with and into the Company in February 2006. Mr. Karlson is a consultant for a wide variety of businesses. He previously served as Chairman and CEO of Berwind Financial Corporation from 2001 to 2004 and President of Karlson Corporation from 1986 to 1995. Mr. Karlson also previously served as Chairman of Spectra-Physics AB and President and CEO of Pharos AB. He currently serves as a director of CDI Corporation (since 1989) and as a director of Campbell Soup Company (since 2009). Previously he was Chairman and a director of Mikron Infrared, Inc.

Mr. Karlson is experienced in leading other companies and is also experienced with corporate transactions. As a director of other public companies, Mr. Karlson has experience with corporate governance, compensation and audit committee matters. He currently serves as Chairman of the Company’s Corporate Governance and Nominating Committee and as a member of the Company’s Audit Committee and Compensation Committee. Mr. Karlson is an independent director.

John T. Sawyer has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in June 2002 until its merger with and into the Company in February 2006. Mr. Sawyer served as President of Penhall Company (“Penhall”) from 1989 until his retirement in 2008. He joined Penhall in 1978 as the Estimating Manager of the Anaheim Division, was appointed Manager of Penhall’s National Contracting Division in 1980, and in 1984 assumed the position of Vice President and became responsible for managing all construction services divisions. Mr. Sawyer currently serves as a director of Western Oilfield Supply Company, Inc., a private company.

Mr. Sawyer has experience leading a company with branch operations in the construction industry and is also experienced with corporate transactions. With prior experience as a director of other public companies, Mr. Sawyer has experience with audit committee matters. He currently serves as Chairman of the Company’s Audit Committee and as a member of the Corporate Governance and Nominating Committee. Mr. Sawyer is an independent director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”) and certain other executive officers (collectively, the named executive officers (“NEOs”)) for 2012 (as presented in the tables which follow this CD&A).

Executive Summary

The Company’s executive compensation program is designed to attract, retain and motivate a team of highly qualified senior executives who will promote both the near-term and long-term interests of our stockholders, while simultaneously discouraging excessive risk-taking by the Company’s management. The Company seeks to achieve these goals by compensating our executives through a combination of base salary, annual cash bonus opportunities and long-term equity incentive awards. The Company is committed to linking pay to performance on an individual and company-wide basis. As a result, the Company generally does not enter into employment, change in control or severance agreements with our senior executives and does not provide supplemental executive retirement benefits (other than NEO participation in a Company sponsored 401(k) plan and accelerated vesting of certain equity awards made to NEOs upon a change in control), which the Company generally believes to be inconsistent with a performance-oriented approach to compensation.

The Company’s compensation policies and decisions during fiscal 2012 were influenced by a variety of factors, including the recent economic downturn and improving macroeconomic conditions within our industry and market, as well as the continued achievements of the Company and executive management team as a whole, including in such areas as cash management and upgrading the Company’s workforce, as well as the Company’s successful refinancing and related transactions. Based on these factors, the Compensation Committee (the “Committee”) approved modest salary increases for 2012 and 2012 bonus guidelines, in each case, for the Company’s CEO, COO and CFO.

Compensation Committee

The Committee is currently composed of four non-employee directors, each of whom is an independent director under the NASDAQ listing standards and the SEC rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. The Committee meets at least twice per year (and more often as necessary) to discuss and review the compensation of the NEOs. The Committee annually reviews and approves the compensation of the CEO. The Committee also reviews and approves the compensation of the other NEOs after considering the recommendations of management. In establishing and reviewing compensation for the NEOs, the Committee considers, among other things, the financial results of the Company, recommendations of management and financial and compensation data for comparable equipment companies.

In January 2012, the Committee engaged Axiom Consulting Partners (“Axiom”), an independent compensation consultant, to provide the Committee a better understanding of peer compensation packages and to assist the Committee in setting NEO compensation for 2012 and 2013. Axiom presented to the Committee an executive compensation study (the “Report”) at the Committee’s meeting on July 26, 2012. The Committee took the Report into account generally in determining 2012 annual bonuses and setting 2013 compensation for the CEO, COO and CFO. The Report included market data for a peer group of companies (as described below in further detail).

The Committee operates under a written charter adopted by the Board of Directors of the Company on February 17, 2012. A copy of this charter is available on our Internet website at www.he-equipment.com under the heading “Investor Relations/Corporate Governance.”

Executive Compensation Philosophy and Objectives

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers; and

•	set compensation levels competitively to attract and retain high quality executives and to motivate them to contribute to the Company’s success.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its executive officers, including its NEOs, should generally include both cash and stock-based compensation. However, the Committee does not rely on any policy or formula in determining the appropriate mix of cash and equity compensation, nor does it rely on any policy or formula in allocating long-term compensation to different forms of awards.

Setting Executive Compensation

In making compensation decisions, the Committee considers the recommendations of management. The Committee also considers corporate performance, the collective performance of the executive management team, an executive’s level of experience and responsibility, an executive’s current compensation level and historical compensation practices. In addition, at times the Committee reviews market data for comparable equipment companies to get a general sense of executive compensation at the Company’s competitors.

In determining annual bonuses for the CEO, COO and CFO in 2012, the Committee also took into account the Report, which provided compensation data both for the Company’s industry in general and for the following 12 equipment companies: Finning International Inc., Rent-a-Center Inc., United Rentals, Inc., Toromont Industries Ltd., Aaron’s Inc., RSC Holdings, Inc., Wajax Corporation, Titan Machinery, Hertz Equipment Rental Corporation, Sunbelt Rentals, Inc., Mobile Mini, Inc. and Neff Rental LLC. The Report relied upon the Mercer 2011 Executive Compensation Survey and the 2009/2010 TowersWatson Top Management Report. The Committee does not attempt to establish or maintain a specific percentile with respect to peer group companies in determining compensation for the CEO, COO and CFO. However, the Committee does periodically review information regarding compensation trends and levels from a variety of sources in making compensation decisions.

Although the advisory stockholder vote on executive compensation is non-binding, the Committee also considered, and will continue to consider, the outcome of the vote when making compensation decisions for the NEOs. At the 2012 Annual Meeting of Stockholders held on May 22, 2012, approximately 98.7% of the stockholders who were eligible to vote on the “say on pay” proposal approved the compensation of our NEOs, while approximately 1.2% voted against such approval and approximately 0.4% abstained. The Committee believes that results of the say on pay vote constitute compelling evidence of strong stockholder support of the Company’s existing compensation philosophy and objectives and the Committee’s actions and decisions with respect to NEO compensation. The Company currently holds a say-on-pay vote on an annual basis in accordance with the preference expressed by our stockholders at our 2011 Annual Meeting. Accordingly, after this year’s vote, the Company expects to hold the next say-on-pay vote at our 2014 Annual Meeting.

2012 Executive Compensation Components

The Company’s executive compensation program is composed of three principal components:

•	base salary;

•	cash bonuses; and

•	long-term incentives, consisting of equity awards.

In making decisions with respect to any element of an NEO’s compensation, the Committee considers the total current compensation that such NEO may be awarded and any previously granted unvested equity awards. The Committee’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

None of the NEOs currently has an employment contract or had an employment contract in effect during 2012. The Company generally does not employ senior executives pursuant to employment agreements.

Base Salaries

In General. The Company provides NEOs with base salaries as a component of total compensation to compensate them for services rendered during the fiscal year. In determining base salaries, the Committee takes into account several factors, including:

•	historical information regarding compensation previously paid to NEOs;

•	the individual executive’s experience and level of responsibility; and

•	the performance of the Company and the executive management team.

In addition, at times the Committee considers base salaries paid by comparable equipment companies. The Committee uses peer group data in a general sense to gauge the range of base salary levels of executive officers of such peer group companies in order to confirm the reasonableness of the base salaries of the Company’s CEO, COO and CFO and does not engage in benchmarking.

In the absence of a promotion or special circumstances, the Committee reviews and approves executive salaries once annually.

Consideration of 2012 Base Salaries. The Committee considered the following factors in setting the NEOs’ base salaries for 2012: the recent economic downturn and improving macroeconomic conditions within our industry and market; the NEOs’ individual experience, level of responsibility and performance as part of the Company’s senior management team, including in the areas of cash management and upgrading the company’s workforce, as well as the Company’s successful refinancing and related transactions; the recommendations of management; and the other factors discussed above. Based on these factors, the Committee approved modest increases in base salary for 2012 for Mr. Engquist, Ms. Magee and Mr. Barber and determined that the base salaries for Mr. Jones and Mr. Fox for 2012 would remain at 2011 levels. The following table sets forth the NEOs’ base salaries for 2012 and compares them with the NEOs’ base salaries for 2011:

Executive	2012 Base Salary	As Compared to 2011 Base Salary
John M. Engquist	$747,000	$22,000, or 3%, increase from $725,000
Leslie S. Magee	$350,000	$10,000, or 3%, increase from $340,000
Bradley W. Barber	$402,000	$12,000, or 3%, increase from $390,000
John D. Jones	$200,000	No increase from $200,000
William W Fox	$175,000	No increase from $175,000

At its meeting on January 18, 2013, the Committee approved an approximately 3% increase in base salary for 2013 for each of Messrs. Engquist and Barber. In the case of Ms. Magee, the Committee approved a 10% increase in base salary for 2013 to bring her compensation in line with a competitive level for CFOs in the Company’s peer group.

Annual Bonuses

In General. Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the annual performance of the Company, as well as the collective annual performance of the executive management team. The Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual performance by the Company.

The CEO, COO and CFO are eligible for an annual bonus payable at the discretion of the Committee. In determining bonuses, the Committee typically takes into account bonus guidelines that are determined by the Committee in consultation with the CEO and other members of management. The guidelines, if adopted, are based on the Company’s achievement of financial targets. The Committee reviews and approves these guidelines after discussion and in consultation with the CEO. Actual bonus amounts may differ from those provided under the guidelines since the Committee and CEO retain full discretion in determining bonuses. The other NEOs, Messrs. Fox and Jones, are also generally eligible for annual bonuses at the discretion of the Committee, the CEO and the COO.

After the close of a fiscal year, the Committee generally determines and approves the amount of the annual bonus earned by each NEO for such fiscal year. The bonus is typically paid in February or March following the fiscal year to which the annual bonus relates. At the discretion of the of the Committee, a portion of the bonus may be deferred, which deferred portion generally will be paid in two equal annual installments over the following two years and accrue interest at the Prime rate, which is reset annually each January 1st to the rate then in effect. No portion of the annual bonuses paid to the NEOs with respect to fiscal years 2010 and 2011 was deferred. In light of the Company’s strong performance in 2012 (including each NEO’s contribution to that performance) and in recognition of the tax benefit to the NEOs if the 2012 bonuses were paid prior to January 1, 2013, the Committee determined to pay 50% of the preliminary 2012 bonus earned by each of Messrs. Engquist and Barber and Ms. Magee in December 2012 and to pay the remaining 50% of each such bonus in two equal annual installments in 2014 and 2015, as described above. If it is ultimately determined that the 2012 performance goals were not satisfied to an extent that would support the preliminary 2012 bonuses paid to the NEOs in December 2012, the Committee may require the NEOs to repay some or all of the gross amount of such bonuses to the extent of any excess and/or it may reduce the amounts payable to the NEOs in 2014 or 2015 with respect to the deferred portion of such bonuses.

Consideration of 2012 Annual Bonus. For fiscal year 2012, the Committee approved bonus guidelines for the CEO, COO and CFO based on the Company’s achievement of specified threshold and target levels of earnings before interest, taxes, depreciation and amortization (EBITDA) and return on gross net assets (ROGNA). For the Committee’s purposes, ROGNA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization adjusted for non-recurring items (or Adjusted EBITDA) divided by the sum of the average of gross rental equipment, gross property and equipment and net working capital. These financial objectives have been determined by the Committee to be the appropriate metrics to use for the 2012 bonus guidelines because EBITDA is familiar to and targeted by the executive management team and because ROGNA is a metric that demonstrates management’s efficiency at managing assets and costs to generate earnings. These financial objectives are also consistent with the Committee’s compensation philosophy of linking executive performance to the Company’s financial performance.

Under the 2012 bonus guidelines, separate bonus amounts were calculated based on actual EBITDA and ROGNA levels, as compared to target EBITDA and ROGNA levels approved by the Committee, provided that a minimum ROGNA level was required to be obtained before any bonus was paid. The Committee believes that a minimum ROGNA level underscores the importance of the NEO’s continued management of Company assets. The bonus ranges based on EBITDA were given a weight of 60% and the bonus ranges based on ROGNA were given a weight of 40% in determining the recommended bonus amount. The Committee believes the relative weight was appropriate to motivate management to achieve EBITDA at or above the budgeted level, while at the same time managing Company assets. Bonus amounts are calculated as a percentage of base salary and increase incrementally based on increases in EBITDA and ROGNA as compared to the target EBITDA and ROGNA levels.

Under the 2012 guidelines, Mr. Engquist had a target bonus of 75% of his base salary and a maximum bonus potential of 150% of his base salary, while Ms. Magee and Mr. Barber had target bonuses of 50% of their base salaries and maximum bonus potentials of 100% of their respective base salaries. The Committee felt that these bonus ranges were set at a level that appropriately reflected the Company’s budgeted targets, the economic landscape and the Company’s excellent performance during 2012. The Company does not publicly disclose specific internal income or operation objectives due to the competitive nature of its industry. In addition, specific targets under the management incentive guidelines are not disclosed because (i) the Committee has discretion with respect to the guidelines and (ii) such disclosure would signal where the Company places its strategic focus and would impair the Company’s ability to gain a competitive advantage from its business plan. In addition, disclosing short-term compensation objectives would contradict the Company’s long-term financial focus and could result in confusion for investors.

As described above, based upon the Company’s performance through December 12, 2012 and projected through December 31, 2012, the Committee determined to pay discretionary cash bonuses to each of Messrs. Engquist and Barber and Ms. Magee, partially in December 2012 and partially on a deferred basis in January 2014 and 2015. The Committee approved a preliminary 2012 discretionary cash bonus of $1,120,500 (or 150% of his base salary) for Mr. Engquist, of which $560,250 was payable in December 2012 and the remainder of which would be targeted to be paid out in equal amounts in January 2014 and 2015, based on the Company’s actual ROGNA and EBITDA for fiscal 2012. The Company approved preliminary 2012 discretionary cash bonuses of $350,000 and $402,000 for Ms. Magee and Mr. Barber, respectively (or 100% of their respective base salaries), of which $175,000 and $201,000, respectively, was payable in December 2012 and the remainder of which would be targeted to be paid out in equal amounts in January 2014 and 2015, based on the Company’s actual ROGNA and EBITDA for fiscal 2012. The Committee determined that the bonus amounts for Messrs. Engquist and Barber and Ms. Magee were appropriate in light of the Company’s overall performance and in consideration of each executive’s contributions to this performance.

Messrs. Jones and Fox were not evaluated pursuant to the guidelines described above. Mr. Jones has responsibility over product support and as such the Committee determined that his bonus should not be evaluated on Company-wide criteria. Pursuant to this practice, the COO recommended to the CEO that the bonus amount for Mr. Jones be based on his subjective assessment of the performance of the group within Mr. Jones’ area of responsibility. Based on the recommendation of the CEO in consultation with the COO, the Committee approved a discretionary bonus to Mr. Jones for 2012 of $52,594, or approximately 26.3% of his base salary. No portion of Mr. Jones’ bonus was deferred.

The Committee has continued the historical practice of treating Mr. Fox consistent with other divisional managers for bonus purposes. Pursuant to this practice, the COO recommended to the CEO that the bonus amount for Mr. Fox be based on his subjective assessment of the performance of the group within Mr. Fox’s area of responsibility. Based on the recommendation of the CEO in consultation with the COO, the Committee approved a discretionary bonus to Mr. Fox for 2012 of $55,115, or approximately 31.5% of his base salary. No portion of Mr. Fox’s bonus was deferred.

Long-Term Incentives

In General. The Committee believes that NEOs should be compensated in part with equity interests in the Company in order to more closely align the long-term interests of stockholders and executives. The Committee also believes that equity awards are an important means of attracting and retaining qualified executives. Accordingly, the Committee provides long-term incentives by means of periodic grants of stock awards under the Company’s 2006 Stock-Based Incentive Compensation Plan (the “Incentive Plan”). Stock awards available under the Incentive Plan include restricted stock, stock options and deferred stock.

The Committee determines the size of long-term incentive awards in its discretion and based on a determined percentage of each NEO’s base salary, and makes awards that have a fair market value on the date of grant that approximates such dollar amount. Below are guidelines the Committee used for maximum possible stock option and restricted stock grants in 2012, each with a three-year vesting schedule:

Recipient	Stock Options	Restricted Stock Awards
CEO	Stock options with the fair value of up to a maximum of 125% base salary	Shares of restricted stock with the fair value of up to a maximum of 47.5% base salary
COO	Stock options with the fair value of up to a maximum of 100% base salary	Shares of restricted stock with the fair value of up to a maximum of 38% base salary
CFO	Stock options with the fair value of up to a maximum of 100% base salary	Shares of restricted stock with the fair value of up to a maximum of 38% base salary
Other members of management	Stock options with the fair value of up to a maximum of 50% base salary	Shares of restricted stock with the fair value of up to a maximum of 19% base salary

All grants of equity compensation to NEOs are made by the Committee. Whether grants are made and the type and size of any grants are based upon Company performance, performance of the executive management team, position held, years of service, level of experience and potential of future contribution to the Company’s success, as well as the guidelines discussed above. The Committee may also consider long-term incentive grants previously awarded to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and grant practices at comparable equipment companies.

2012 Equity Grants. On May 22, 2012, in connection with awards made to Company management under the Incentive Plan, the Committee approved grants of restricted stock as follows, effective July 1, 2012: Mr. Engquist—22,247 shares; Mr. Barber—7,981 shares; Ms. Magee—6,949 shares; Mr. Jones—1,985 shares; and Mr. Fox—1,737 shares. When awarding grants to the CEO, COO and CFO the Committee considered a variety of factors, such as the performance of the executive management team and management’s leadership during the recent economic downturn as well as during improving macroeconomic conditions in our industry and market, which substantially strengthened the Company’s liquidity and balance sheet. The Committee felt that equity incentive awards are an important and desirable component of executive compensation in order to more closely align the long-term interests of stockholders and executives. When awarding grants to the NEOs other than the CEO, the Committee also considered the CEO’s recommendations.

The Committee determined the size of the long-term incentive awards based on a percentage of each NEO’s base salary, which percentage was subject to the applicable maximums used by the Committee, and awarded shares of restricted stock that had a fair market value on the date of grant that approximated such amount. The approximate grant date fair market value of the restricted stock award granted to Mr. Engquist was $336,152, or approximately 45% of his base salary (the maximum allowable grant was 47.5%). The approximate fair market value of the restricted stock award granted to Ms. Magee was $104,999, or approximately 30% of her base salary (the maximum allowable grant was 38% of base salary). The fair market value of the restricted stock award granted to Mr. Barber was $120,593, or approximately 30% of his base salary (the maximum allowable grant was 38% of base salary). The fair market value of the restricted stock award granted to Mr. Jones was $29,993, or approximately 15% of his base salary (the maximum allowable grant was 19% of base salary). The fair market value of the restricted stock award granted to Mr. Fox was $26,246, or approximately 15% of his base salary (the maximum allowable grant was 19% of base salary).

Each of these awards vests in equal annual installments on the first, second and third anniversaries of the date of grant, conditioned on the executive’s continued employment with the Company on the applicable vesting date. The Committee believes that this vesting schedule serves to motivate and retain the recipients, providing continuing benefits to the Company beyond those achieved in the year of grant. Each of the awards granted to Messrs. Engquist and Barber and Ms. Magee will also vest in full upon a change in control of the Company, as described in more detail below under the heading “—Potential Payments Upon Termination or Change in

Control.” Under the terms of these awards, in the event that an NEO’s employment with the Company is terminated for any reason, such NEO will forfeit all of his or her unvested shares of restricted stock. In addition, in the event that an NEO’s employment with the Company is terminated for cause, such NEO will forfeit all of his or her vested and unvested shares of restricted stock.

The Company has no formal program, plan or practice to time option grants to its executives in coordination with the release of material non-public information.

Stock Ownership/Retention Guidelines. The Company does not require its NEOs to maintain a minimum ownership interest in the Company.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the NEOs are eligible to participate in the Company’s broad-based health and welfare benefit plans on the same terms and conditions as are available to all employees generally, including medical, dental, disability and life insurance. The Company also sponsors a 401(k) plan. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute to the 401(k) plan up to the limit prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), on a before-tax basis. The Company makes a matching contribution of 50% of the first 4% of pay contributed by the employee to the 401(k) plan. Annual salary subject to the Company match is capped at a maximum amount prescribed by the IRS each year. All contributions made by a participant vest immediately and matching contributions made by the Company vest over the employee’s first five years of eligible service, in annual increments of 25% beginning after the employee has completed two years of eligible service. These benefits are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program.

The NEOs are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard it should be noted that the Company does not provide pension arrangements (other than the 401(k) Plan), post-retirement health coverage or similar benefits for its executives. However, the NEOs are entitled to long-term disability benefits, annual automobile allowances and other automobile benefits, such as fuel costs, which are noted in the “All Other Compensation” column in the Summary Compensation Table shown below. Mr. Engquist does not receive an annual automobile allowance. Instead, Mr. Engquist is given use of an automobile which the Company purchased in 2010. The Company also provides Mr. Engquist with certain automobile benefits, such as fuel and maintenance costs, in connection with his use of this automobile. The Company also paid club membership dues for Messrs. Engquist and Fox, but has discontinued that practice effective December 31, 2012. The Company and the Committee believe that the benefits described above are consistent with the goal of attracting and retaining superior executive talent. No NEO is entitled to be “grossed up” by the Company in connection with taxes incurred by the NEO in connection with the receipt of these perquisites.

Tax and Accounting Implications

Deductibility of Certain Compensation

Section 162(m) of the Code limits the deductions that may be claimed by a public company for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.” None of the compensation paid to the NEOs for 2012 was considered performance-based under Section 162(m) and therefore, all such compensation is subject to the $1,000,000 limit. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company make that advisable. In approving the amount and form of compensation for the NEOs, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

Section 409A

Section 409A of the Code imposes a 20% additional tax and interest on the recipient of “nonqualified deferred compensation” that fails to satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Accordingly, as a general matter, the Company attempts to structure its compensation and benefit plans and arrangements for all of its employees, including the NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A. No NEO is entitled to be “grossed up” by the Company for any additional tax or interest imposed on the executive by Section 409A as a result of any compensation that is not exempt from and does not satisfy the requirements of Section 409A.

Section 280G

Section 280G of the Code imposes certain penalties on “excess parachute payments” made to certain executives and high-level employees in connection with a change in control. Stock options or restricted stock awards that are accelerated upon the occurrence of a change in control of the Company may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G. The Company is not permitted to take a deduction for any “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on the recipients of such payments. As described in more detail below under the heading “—Potential Payments Upon Termination or Change in Control,” awards under the Incentive Plan to the NEOs will vest upon a change in control of the Company and, therefore, may give rise, in whole or in part, to an “excess parachute payment.” No NEO is entitled to be “grossed up” by the Company for any excise tax incurred by the NEO as a result of an “excess parachute payment.”

Accounting Implications

The Committee considers the potential accounting impact in connection with equity compensation matters; however, these considerations do not significantly affect decisions on grants of equity compensation.

Compensation Risk Assessment

The Committee has determined that there are no risks arising from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on its business or operations.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executives serve as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Company’s Compensation Committee. None of the Company’s executives serve as a member of the compensation committee of an entity that has an executive officer serving as a member of the Company’s Board of Directors. All of the members of the Compensation Committee served on the Compensation Committee during all of the last completed fiscal year of the Company. No member of the Compensation Committee is a former or current executive officer or employee of the Company or any of its subsidiaries.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our NEOs for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(4)	Total ($)
John M. Engquist	2012	746,154	1,120,500	336,152	—	28,213	2,231,019
Chief Executive Officer and Director	2011	725,000	362,500	326,251	—	29,303	1,443,054
	2010	700,000	70,000	300,004	—	24,367	1,094,371

Leslie S. Magee	2012	349,616	350,000	104,999	—	18,951	823,566
Chief Financial Officer and Secretary	2011	340,000	136,000	102,005	—	17,853	595,858
	2010	325,000	32,500	61,746	—	16,825	436,071

Bradley W. Barber	2012	401,539	402,000	120,593	—	21,853	945,985
Chief Operating Officer	2011	390,000	156,000	116,997	—	21,168	684,165
	2010	375,000	37,500	71,248	—	19,422	503,170

John D. Jones	2012	200,000	52,594	29,993	—	16,041	298,628
Vice President Product Support	2011	200,000	15,000	30,000	—	15,809	260,809
	2010	200,000	—	29,998	—	16,361	246,359

William W. Fox	2012	175,000	55,115	26,246	—	27,651	284,012
Vice President Cranes and Earthmoving	2011	175,000	25,000	26,255	—	23,780	250,035
	2010	175,000	—	33,253	—	21,486	229,739

(1)	Amounts represent base salaries for the NEOs.
(2)

The 2012 bonus for Mr. Engquist, Ms. Magee and Mr. Barber were paid 50% in cash during the fourth quarter of 2012 with the remaining 50% to be paid in equal installments during the first quarters of 2014 and 2015, together with accrued interest on the unpaid balances at the prime rate in effect on January 1st of the then-current year. The prime rate at January 1, 2013 was 3.25%. The 2011 and 2010 bonus amounts for Mr. Engquist, Ms. Magee and Mr. Barber were paid in cash during the first quarter of 2012 and 2011, respectively. The 2011 bonuses for Mr. Jones and Mr. Fox were paid in the first quarter of 2012 and their 2012 bonuses are scheduled to be paid during the first quarter of 2013.

(3)	Amounts shown represent the grant date fair value (computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”)) of restricted common stock granted in fiscal years 2012, 2011 and 2010 under the Company’s 2006 Stock-Based Incentive Compensation Plan. No column is presented above for Option Awards as no options were granted to the NEOs during the periods presented.

(4)	The amounts reported for each of the NEO in “All Other Compensation” are shown below:

Name	Year	Perquisites and Other Personal Benefits ($)(a)	Insurance Premiums ($)(b)	Company Contributions to 401(k) Plan ($)	Total ($)
John M. Engquist	2012	25,239	693	2,281	28,213
	2011	26,398	693	2,212	29,303
	2010	21,347	693	2,327	24,367

Leslie S. Magee	2012	13,758	693	4,500	18,951
	2011	13,354	693	3,806	17,853
	2010	12,385	693	3,747	16,825

Bradley W. Barber	2012	16,660	693	4,500	21,853
	2011	15,975	693	4,500	21,168
	2010	14,229	693	4,500	19,422

John D. Jones	2012	11,880	693	3,468	16,041
	2011	11,740	693	3,376	15,809
	2010	11,168	693	4,500	16,361

William W. Fox	2012	23,152	693	3,806	27,651
	2011	19,426	674	3,680	23,780
	2010	17,132	674	3,680	21,486

(a)	Amounts shown in this column include the following for each NEO:

Name	Year	Company Provided Automobile ($)(c)	Automobile Allowance ($)	Other Automobile Benefits ($)	Club Dues ($)	Total Perquisites and Other Personal Benefits ($)
John M. Engquist	2012	15,510	—	4,376	5,353	25,239
	2011	15,510	—	4,503	6,385	26,398
	2010	8,610	—	4,238	8,499	21,347

Leslie S. Magee	2012	—	9,000	4,758	—	13,758
	2011	—	9,000	4,354	—	13,354
	2010	—	9,000	3,385	—	12,385

Bradley W. Barber	2012	—	9,000	7,660	—	16,660
	2011	—	9,000	6,975	—	15,975
	2010	—	9,000	5,229	—	14,229

John D. Jones	2012	—	9,000	2,880	—	11,880
	2011	—	9,000	2,740	—	11,740
	2010	—	9,000	2,168	—	11,168

William W. Fox	2012	—	9,000	6,534	7,618	23,152
	2011	—	9,000	5,733	4,693	19,426
	2010	—	9,000	4,573	3,559	17,132

(b)	Includes payments by the Company on behalf of the NEOs of long-term disability insurance premiums.
(c)	The value of Mr. Engquist’s Company-provided automobile is calculated based on 100% of the annual lease value of the automobile.

2012 Grants of Plan-Based Awards Table

The table below sets forth information regarding grants of plan-based awards made to each of the NEOs during 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock(#)(1)	Grant Date Fair Value of Stock Awards($)(2)

John M. Engquist	7/01/12	22,247	336,152

Leslie S. Magee	7/01/12	6,949	104,999

Bradley W. Barber	7/01/12	7,981	120,593

John D. Jones	7/01/12	1,985	29,993

William W. Fox	7/01/12	1,737	26,246

(1)	Represents shares of restricted stock granted on July 1, 2012 under the Incentive Plan. One-third of the shares subject to the awards will vest on each of July 1, 2013, July 1, 2014 and July 1, 2015, conditioned on the NEO’s continued employment with the Company through the applicable vesting date.
(2)	Dollar values are based on the opening price of the Company’s common stock on July 2, 2012 (the first trading dating following the grant date) of $15.11 per share.

Outstanding Equity Awards at Fiscal Year-End 2012 Table

The table below sets forth the number of securities underlying outstanding plan awards for each NEO as of December 31, 2012.

Name	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
John M. Engquist	10,505	(2)	158,310
	14,928	(3)	224,965
	22,247	(4)	335,262

Leslie S. Magee	2,162	(2)	32,581
	4,668	(3)	70,347
	6,949	(4)	104,721

Bradley W. Barber	2,495	(2)	37,600
	5,354	(3)	80,685
	7,981	(4)	120,274

John D. Jones	1,051	(2)	15,839
	1,373	(3)	20,691
	1,985	(4)	29,914

William W. Fox	1,165	(2)	17,557
	1,202	(3)	18,114
	1,737	(4)	26,177

(1)	Dollar values are based on the closing price of the Company’s common stock on December 31, 2012, or $15.07 per share.
(2)	Represents restricted stock grants made on June 15, 2010 under the Incentive Plan. The number of shares that will vest based on each NEO’s continued employment and the applicable vesting dates are reported in the supplemental table below.
(3)	Represents restricted stock grants made on July 1, 2011 under the Incentive Plan. The number of shares that will vest based on each NEO’s continued employment and the applicable vesting dates are reported in the supplemental table below.

(4)	Represents restricted stock grants made on July 1, 2012 under the Incentive Plan. The number of shares that will vest based on each NEO’s continued employment and the applicable vesting dates are reported in the supplemental table below.

Supplemental Vesting Table

Name	Grant Date	Vesting Date	Number of Shares Vesting (#)
John M. Engquist	6/15/10	6/15/13	10,505

	7/01/11	7/01/13	7,464
		7/01/14	7,464

	7/01/12	7/01/13	7,415
		7/01/14	7,416
		7/01/15	7,416

Leslie S. Magee	6/15/10	6/15/13	2,162

	7/01/11	7/01/13	2,333
		7/01/14	2,335

	7/01/12	7/01/13	2,316
		7/01/14	2,316
		7/01/15	2,317

Bradley W. Barber	6/15/10	6/15/13	2,495

	7/01/11	7/01/13	2,676
		7/01/14	2,678

	7/01/12	7/01/13	2,660
		7/01/14	2,660
		7/01/15	2,661

John D. Jones	6/15/10	6/15/13	1,051

	7/01/11	7/01/13	686
		7/01/14	687

	7/01/12	7/01/13	661
		7/01/14	662
		7/01/15	662

William W. Fox	6/15/10	6/15/13	1,165

	7/01/11	7/01/13	600
		7/01/14	602

	7/01/12	7/01/13	579
		7/01/14	579
		7/01/15	579

2012 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John M. Engquist	15,106	(1)	223,720
	10,504	(2)	161,341
	7,464	(3)	112,781

Leslie S. Magee	3,110	(1)	46,059
	2,162	(2)	33,208
	2,333	(3)	35,252

Bradley W. Barber	3,588	(1)	53,138
	2,495	(2)	38,323
	2,676	(3)	40,434

John D. Jones	1,511	(1)	22,378
	1,050	(2)	16,128
	686	(3)	10,365

William W. Fox	882	(1)	13,062
	1,164	(2)	17,879
	600	(3)	9,066

(1)	Represents a restricted stock grant on June 1, 2009 to each of Mr. Engquist (45,317 shares), Ms. Magee (9,328 shares) and Messrs. Barber (10,763 shares), Jones (4,532 shares) and Fox (2,644 shares) under the Incentive Plan. One-third of the shares subject to each grant vested on June 1, 2012. Dollar values are based on the closing price of the Company’s common stock on June 1, 2012 (the vesting date) of $14.81 per share.
(2)	Represents a restricted stock grant on June 15, 2010 to each of Mr. Engquist (31,513 shares), Ms. Magee (6,486 shares) and Messrs. Barber (7,484 shares), Jones (3,151 shares) and Fox (3,493 shares) under the Incentive Plan. One-third of the shares subject to each grant vested on June 15, 2012. Dollar values are based on the closing price of the Company’s common stock on June 15, 2012 (the vesting date) of $15.36 per share.
(3)	Represents a restricted stock grant on July 1, 2011 to each of Mr. Engquist (22,392 shares), Ms. Magee (7,001 shares) and Messrs. Barber (8,030 shares), Jones (2,059 shares) and Fox (1,802 shares) under the Incentive Plan. One-third of the shares subject to each grant vested on July 1, 2012. Dollar values are based on the opening price of the Company’s common stock on July 2, 2012 (the first stock trading date following the vesting date) of $15.11 per share.

2012 Nonqualified Deferred Compensation Table

The table below sets forth, for each of our NEOs, information regarding his or her deferred compensation in 2012.

Name	Executive Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

John M. Engquist	560,250	—	—	560,250

Leslie S. Magee	175,000	—	—	350,000

Bradley W. Barber	201,000	—	—	402,000

John D. Jones	—	—	—	—

William W. Fox	—	—	—	—

Narrative Description Regarding Nonqualified Deferred Compensation

The amounts in the table above represent the portion of each NEO’s bonus that was deferred under our bonus plan (including interest earned thereon). Deferred amounts are paid annually over two years, conditioned on the executive’s continued employment with the Company on the payment date, in equal 50% installments beginning in the second year following the year in which the bonus was earned. The deferred portion of the bonus earns interest at the Prime interest rate in effect at January 1st of each year in which such amount is deferred, and interest earned is paid at the time of the respective payments of the deferred amounts.

Potential Payments upon Termination of Change in Control

Payments Upon Termination of Employment. None of our NEOs are, or were at any time during the 2012 fiscal year, party to an employment agreement, severance agreement or any other type of agreement which provides benefits upon a termination of employment.

Payments Upon Change in Control. Each restricted stock award granted under the Incentive Plan to our NEOs provides for immediate vesting of all unvested shares of restricted stock in the event of a “change in control.” If a “change in control” occurred on December 31, 2012, Messrs. Engquist, Barber, Jones and Fox and Ms. Magee would have vested in 47,680, 15,830, 4,409, 4,104 and 13,779 shares of restricted stock, respectively. Based on the closing price of our common stock on December 31, 2012 ($15.07), the value of such shares held by Messrs. Engquist, Barber, Jones and Fox and Ms. Magee would have been $718,538, $238,558, $66,444, $61,847 and $207,650, respectively.

Generally, a “change in control” is defined under the Incentive Plan as:

•	The acquisition of 35% or more of the Company’s voting securities;

•	A change in the composition of a majority of the Board of Directors;

•

A merger or consolidation where the Company’s stockholders immediately before the merger or consolidation own 70% or less of the voting power of the surviving corporation immediately after the merger or consolidation;

•	A complete liquidation or dissolution of the Company, or a sale of substantially all of its assets; or

•	A share exchange in which the stockholders of the Company immediately before such exchange own 70% or less of the voting power of the corporation resulting from such exchange.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 about the shares of our common stock that may be issued upon the exercise of options under our Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	51,000	$17.80	3,720,401

Equity compensation plans not approved by security holders	—	—	—

Total	51,000	$17.80	3,720,401

2012 Director Compensation Table

The annual 2012 compensation for our non-employee directors consisted of the following:

Annual Board retainer fee (payable in quarterly installments)	$30,000
Fee per Board or Committee meeting or call attended, in person or telephonically	$1,500
Chairman of the Audit Committee annual retainer fee (payable in quarterly installments)	$10,000
Chairman of the Corporate Governance and Nominating Committee, the Compensation Committee and the Finance Committee annual retainer fee (payable in quarterly installments)	$5,000

Mr. Bagley, who had a consulting agreement with the Company through December 31, 2012, did not receive compensation for his service as a director of the Company in 2012.

In addition to the fees described above, on May 22, 2012, Messrs. Arnold, Bruckmann, Edsell, Galligan, Karlson and Sawyer each received grants of 928 shares of restricted stock under the Incentive Plan. These grants are described in more detail in the footnotes to the table below.

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)

Paul N. Arnold	63,500	15,015	—		78,515

Gary W. Bagley	—	—	200,279	(3)	200,279

Bruce C. Bruckmann	68,000	15,015	—		83,015

Patrick L. Edsell	60,000	15,015	—		75,015

Thomas J. Galligan III	61,500	15,015	—		76,515

Lawrence C. Karlson	77,000	15,015	—		92,015

John T. Sawyer	68,500	15,015	—		83,515

(1)	This column reflects fees paid to directors who served as directors in 2012. Mr. Bagley did not receive compensation for his service as a director of the Company. All other non-employee directors received a retainer and meeting fees for the Board and its committees and committee chairmanship retainers as described above.
(2)	Amounts shown represent the grant date fair value of restricted common stock granted in fiscal 2012 pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) (formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment). No stock option awards were granted to directors during 2012. The assumptions used to determine the valuation of the awards are discussed in note 2 to our consolidated financial statements for the year ended December 31, 2012. The fair market value, number of shares subject to each outstanding restricted stock award or stock option and the vesting schedule for each award is reported in the supplemental table below.

Supplemental Stock and Option Award Table

Director	Grant Date	Total Number of Shares (#)	Fair Value($)	If Currently Unvested, Vesting Date	Number of Shares Vesting (#)

Stock Options
Paul N. Arnold	6/05/07	1,500	16,535

Lawrence C. Karlson	2/22/06	15,000	219,324
	6/05/07	1,500	16,535

John T. Sawyer	2/22/06	15,000	219,324
	6/05/07	1,500	16,535
Restricted Stock

Paul N. Arnold	5/25/10	1,506	15,000	5/25/13	502
	5/24/11	1,167	15,008	5/24/13	389
				5/24/14	389
	5/22/12	928	15,015	5/22/13	309
				5/22/14	309
				5/22/15	310

Bruce C. Bruckmann	5/25/10	1,506	15,000	5/25/13	502
	5/24/11	1,167	15,008	5/24/13	389
				5/24/14	389
	5/22/12	928	15,015	5/22/13	309
				5/22/14	309
				5/22/15	310

Patrick L. Edsell	5/24/11	1,167	15,008	5/24/13	389
				5/24/14	389
	5/22/12	928	15,015	5/22/13	309
				5/22/14	309
				5/22/15	310

Thomas J. Galligan III	5/24/11	1,167	15,008	5/24/13	389
				5/24/14	389
	5/22/12	928	15,015	5/22/13	309
				5/22/14	309
				5/22/15	310

Lawrence C. Karlson	5/25/10	1,506	15,000	5/25/13	502
	5/24/11	1,167	15,008	5/24/13	389
				5/24/14	389
	5/22/12	928	15,015	5/22/13	309
				5/22/14	309
				5/22/15	310

John T. Sawyer	5/25/10	1,506	15,000	5/25/13	502
	5/24/11	1,167	15,008	5/24/13	389
				5/24/14	389
	5/22/12	928	15,015	5/22/13	309
				5/22/14	309
				5/22/15	310

(3)	Represents compensation paid to Mr. Bagley under his consulting agreement, which is described in the “Certain Relationships and Related Transactions—Consulting Agreement” section of this Prospectus.

The Board of Directors approved changes to its compensation program for non-employee directors that became effective on January 1, 2013. The Compensation Committee proposed these changes with the goal of moving toward best practices in director compensation, which it evaluated in consultation with Axiom and by reviewing market studies and commentaries. The elements of the Company’s compensation program for non-employee directors beginning in 2013 will be as follows:

•	Annual retainers of $80,000 ($140,000 for the Chairman of the Board of Directors).

•	Annual stock awards with a grant date fair market value of $40,000 ($60,000 for the Chairman of the Board of Directors).

•

Committee chair retainers of $10,000 for the chairs of the Finance Committee and Corporate Governance and Nominating Committee and $15,000 for the chairs of the Audit Committee and the Compensation Committee.

Beginning in 2013, non-employee directors will no longer be entitled to fees for attendance at Board or committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of March 12, 2013 by (i) each person, or group of affiliated persons who is known by the Company to own more than 5% of its common stock, (ii) each of the Company’s directors and executive officers and (iii) all directors and executives of the Company as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to the Company.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as set forth in the footnotes to the following table and subject to appropriate community property laws, the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Unless otherwise noted, the address of each person listed below is c/o H&E Equipment Services, Inc., 7500 Pecue Lane, Baton Rouge, Louisiana 70809.

	Amount and Nature of Beneficial Ownership
	Shares	Percentage
Stockholders of 5% or more (excludes Directors and Executive Officers)
Columbia Wanger Asset Management, LLC(1)	4,453,298	12.7%
T. Rowe Price Associates, Inc.(2)	2,127,900	6.0%
Next Century Growth Investors, LLC(3)	2,032,734	5.8%
Dimensional Fund Advisors LP(4)	1,783,624	5.1%

Directors (except Mr. Engquist)
Bruce C. Bruckmann(5)	1,191,866	3.4%
Gary W. Bagley(6)	318,371	*
Lawrence C. Karlson(7)	38,332	*
John T. Sawyer(7)	30,564	*
Paul N. Arnold(8)	28,287	*
Patrick L. Edsell(9)	4,637	*
Thomas J. Galligan III(9)	4,637	*

Executive Officers
John M. Engquist(10)	3,817,676	10.8%
Bradley W. Barber(10)	63,158	*
Leslie S. Magee(10)	43,179	*
John D. Jones(10)	48,292	*
William W. Fox(11)	14,276	*
All executive officers and directors as a group (12 persons)	5,603,275	15.9%

*	Less than 1%.
(1)	The shares reported herein include shares held by Columbia Acorn Fund, a Massachusetts business trust that is managed by Columbia Wanger Asset Management, LLC. Shares beneficially owned is based on the Schedule 13G amendment filed with the SEC on February 14, 2013 by Columbia Wanger Asset Management, LLC (the “Columbia Reporting Person”), which reports beneficial ownership as of December 31, 2012. The Columbia Reporting Person has sole dispositive power with respect to all of the indicated shares and sole voting power with respect to 4,050,898 of the indicated shares. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(2)

The shares reported herein are beneficially owned by T. Rowe Price Associates (“Price Associates”). Shares beneficially owned is based on the Schedule 13G amendment filed with the SEC on February 12, 2013 by Price Associates, which reports beneficial ownership as of December 31, 2012. These securities are owned by various individual and institutional investors, which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates has sole dispositive power with respect to all of the indicated shares and sole voting power with respect to 249,400 of the indicated shares. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.
(3)	The shares reported herein are beneficially owned by Next Century Growth Investors, LLC (“NCGI”), Thomas L. Press and Donald M. Longlet (all together, “Next Century”). Shares beneficially owned is based on the Schedule 13G filed jointly with the SEC on February 14, 2013 by NCGI, Mr. Press and Mr. Longlet. Mr. Press serves as Director, Chairman and Chief Executive Officer of NCGI and Donald M. Longlet serves as Director and President of NCGI. Mr. Press owns in excess of 25% of NCGI and is considered a controlling person. NCGI, Mr. Press and Mr. Longlet are deemed to be beneficial owners for purposes of the reporting requirements under the Exchange Act. Next Century has no sole dispositive power with respect to the indicated shares. Each of NCGI, Mr. Press and Mr. Longlet disclaim beneficial ownership except to the extent of each of their respective pecuniary interests therein, if any. The address of Next Century is 5500 Wayzata Blvd., Suite 1275, Minneapolis, MN 55416.
(4)	The shares reported herein are beneficially owned by Dimensional Fund Advisors LP (“Dimensional”). Shares beneficially owned is based on the Schedule 13G amendment filed with the SEC on February 11, 2013 by Dimensional, which reports beneficial ownership as of December 31, 2012. Dimensional has sole dispositive power with respect to all of the indicated shares and sole voting power with respect to 1,729,049 of the indicated shares. For the purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(5)	Includes the May 25, 2010 and the May 24, 2011 restricted stock grants of 1,506 and 1,167 shares, respectively. The restricted shares vest over a three-year period and are subject to certain restrictions, as described in the recipient’s applicable Restricted Stock Grant Award Letter. Also includes 73,344 shares held in a trust for the benefit of Mr. Bruckmann’s children, for which he is a trustee, and 190,882 shares held in a trust for the benefit of Mr. Bruckmann’s children, for which he is not a trustee. Also includes an aggregate of 5,961 shares of common stock held by BCB Family Partners, L.P., for which Mr. Bruckmann holds a power of attorney in respect of such shares. Mr. Bruckmann expressly disclaims beneficial ownership of all shares except those owned by him directly.
(6)	Includes 200,973 shares held by Bagley Family Investments, L.L.C. Mr. Bagley may be deemed to share beneficial ownership of these shares by virtue of his status as manager of Bagley Family Investments, L.L.C. Mr. Bagley expressly disclaims beneficial ownership of any shares held by Bagley Family Investments, L.L.C. that exceed his pecuniary interest therein.
(7)	Includes 15,000 shares subject to stock options granted on February 22, 2006, which vested in three equal parts over a three-year period and 1,500 shares subject to stock options granted on June 5, 2007, which vested in three equal parts over a three-year period. Also includes the May 25, 2010 and the May 24, 2011 restricted stock grants of 1,506 and 1,167 shares, respectively. The restricted shares vest over a three-year period and are subject to certain restrictions, as described in the recipient’s applicable Restricted Stock Grant Award Letter.
(8)	Includes 1,500 shares subject to stock options granted on June 5, 2007, which vested in three equal parts over three years. Also includes the May 25, 2010 and the May 24, 2011 restricted stock grants of 1,506 and 1,167 shares, respectively. The restricted shares vest over a three-year period and are subject to certain restrictions, as described in the recipient’s applicable Restricted Stock Grant Award Letter.
(9)	Includes the May 24, 2011 restricted stock grant of 1,167 shares, which vest over a three-year period and are subject to certain restrictions, as described in the recipient’s applicable Restricted Stock Grant Award Letter.
(10)	Includes the June 15, 2010 restricted stock grant of 31,513 shares, 7,484 shares, 6,486 shares and 3,151 shares to Mr. Engquist, Mr. Barber, Ms. Magee and Mr. Jones, respectively, and the July 1, 2011 restricted stock grant of 22,392 shares, 8,030 shares, 7,001 shares and 2,059 shares to Mr. Engquist, Mr. Barber, Ms. Magee and Mr. Jones, respectively. The shares for each stock grant vest over a three-year period and are subject to certain restrictions, as described in the recipient’s Restricted Stock Grant Award Letter.
(11)	Includes the June 15, 2010 and the July 1, 2011 restricted stock grants of 3,493 shares and 1,802 shares, respectively, which vest over a three-year period and are subject to certain restrictions, as described in the recipient’s Restricted Stock Grant Award Letter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement

Effective as of April 30, 2012, we entered into an Amendment to the Consulting Agreement, dated April 30, 2007, between the Company and Gary W. Bagley, Chairman of the Board of the Company (the “Agreement Amendment”, and the consulting agreement as amended by the Agreement Amendment, the “Consulting Agreement”). This Agreement Amendment extended the term of Mr. Bagley’s engagement as a consultant through December 31, 2012. The Consulting Agreement expired in accordance with its terms on December 31, 2012.

This Consulting Agreement provided for, among other things:

•	a consulting fee of $167,000 per year together with a cost-of-living increase of 4% compounded annually, plus reimbursement of all reasonable and actual out-of-pocket expenses;

•	welfare benefits, including medical, dental, life and disability insurance; and

•	the protection of confidential information obtained during employment.

We paid $200,279 to Mr. Bagley in the year ended December 31, 2012 related to the Consulting Agreement.

Registration Rights Agreement

In connection with certain transactions involving the Company and its predecessors (the “Prior Transactions”), a predecessor company (“H&E Holdings”) entered into a registration rights agreement with affiliates of Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS”), certain members of management and certain other entities. In connection with our initial public offering in February 2006, the parties amended and restated the registration rights agreement to provide that the registration rights agreement thereafter applies to our common stock held by the parties. The restated agreement provides that the registration rights that previously applied to units of H&E Holdings thereafter apply to the common stock held by the parties thereto.

Investor Rights Agreement

In connection with the Prior Transactions, H&E Holdings entered into an investor rights agreement with affiliates of BRS, Credit Suisse First Boston Corporation and other members of H&E Holdings (the “Investors”). Certain provisions of the investor rights agreement, including the provisions concerning tag-along rights, consent to a sale of H&E Holdings, and the grant of preemptive rights terminated upon the consummation of our initial public offering in February 2006. In connection with our initial public offering in February 2006, the parties amended and restated the investor rights agreement to also terminate the non-voting observer rights of one of the holders of our senior subordinated notes and to provide that the investor rights agreement thereafter applies to our common stock held by the parties. Pursuant to the terms of the restated investor rights agreement, subject to certain conditions, Investors holding 33% or more of the equity interests issued to the Investors on the date of the investor rights agreement (or successor securities) have the right on any two occasions to require us to register all or part of such equity interests under the Securities Act of 1933, as amended (the “Securities Act”), at our expense. In addition, the Investors are entitled to request the inclusion of any equity interests subject to the investor rights agreement in any registration statement at our expense whenever we propose to register any of our equity interests under the Securities Act. In connection with all such registrations, we agreed to indemnify the Investors against certain liabilities, including liabilities under the Securities Act.

Related Party Transactions

The Company maintains a policy that the Audit Committee review any new transaction in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related person has a direct or indirect material interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any such related party transaction. This policy has been communicated orally by the Board.

In determining whether to approve, disapprove or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable to the Company than terms that would otherwise be generally available to the Company if the transaction was entered into under the same or similar circumstances with a party unaffiliated with the Company and (2) the extent of the interest of the related party in the transaction.

Below are the related party transactions which occurred or were in effect during the year ended December 31, 2012. All such related party transactions have been approved or ratified by the Company’s Audit Committee or are pursuant to contractual arrangements entered into prior to the Company’s initial public offering in February 2006.

John M. Engquist, our Chief Executive Officer, and his sister, Kristan Engquist Dunne, each have a 29.2% beneficial ownership interest in a joint venture, from which we leased our Baton Rouge, Louisiana branch facility during the year ended December 31, 2012. Four trusts in the names of the children of John M. Engquist and Kristan Engquist Dunne hold in equal amounts interests totaling 16.6% of such joint venture. The remaining 25% interest is beneficially owned by Mr. Engquist’s mother. We paid the joint venture a total of $211,331 in lease payments for the year ended December 31, 2012. The Baton Rouge lease expired on its terms effective December 31, 2012.

Mr. Engquist has a 50% ownership interest in T&J Partnership, from which we lease our Shreveport, Louisiana facility. Mr. Engquist’s mother beneficially owns 50% of the entity. In 2012, we paid the entity a total of $165,430 in lease payments.

We are party to aircraft charter arrangements with Gulf Wide Aviation, in which Mr. Engquist has a 62.5% ownership interest. Mr. Engquist’s mother and sister hold interests of 25% and 12.5%, respectively, in this entity. We pay an hourly rate plus fuel and expenses to Gulf Wide Aviation, as well as a management service fee to an unrelated third party, for the use of the aircraft by various members of our management. In 2012, our payments to Gulf Wide Aviation in respect of charter costs totaled $475,956.

Mr. Engquist has a 31.25% ownership interest in Perkins-McKenzie Insurance Agency, Inc. (“Perkins-McKenzie”), an insurance brokerage firm. Mr. Engquist’s mother and sister have a 12.5% and 6.25% interest, respectively, in Perkins-McKenzie. Perkins-McKenzie brokers a substantial portion of our commercial liability insurance. As the broker, Perkins-McKenzie receives from our insurance provider as a commission a portion of the premiums we pay to the insurance provider. In 2012, commissions paid to Perkins-McKenzie on our behalf as insurance broker totaled $618,972.

We purchase products and services from, and sell products and services to, B-C Equipment Sales, Inc., in which Mr. Engquist has a 50% ownership interest. For the year ended December 31, 2012, our purchases from B-C Equipment Sales, Inc. totaled $130,333 and our sales to B-C Equipment Sales, Inc. totaled $114,832.

Mr. Engquist’s mother receives an annual stipend from the Company of $42,000 and participates in the Company’s health and dental insurance plans pursuant to an obligation of the Company in connection with a retirement obligation which inured to Mrs. Engquist’s benefit.

Mr. Engquist’s son is an employee of the Company and received compensation of $229,829 for the year ended December 31, 2012.

Director Independence

The Board has determined that six of the Company’s eight directors are “independent” as defined in the applicable listing standards of the Nasdaq Stock Market LLC, including that each such director is free of any relationship that the Board believes would interfere with his individual exercise of independent judgment. The following directors were determined to be independent: Paul N. Arnold, Bruce C. Bruckmann, Patrick L. Edsell, Thomas J. Galligan III, Lawrence C. Karlson and John T. Sawyer.

In making its determinations regarding director independence, the Board considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s service as a director;

•	transactions between the Company, on the one hand, and the directors and their respective affiliates, on the other hand;

•

transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors with respect to common involvement with for-profit and non-profit organizations.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

We and our subsidiaries are parties to a senior secured Credit Facility with General Electric Capital Corporation as agent, and the lenders named therein (the “Lenders”). On February 29, 2012, the Company amended its existing $320.0 million credit facility (“Amendment No. 1”) with its Lenders. Amendment No. 1 (i) extended the maturity date of the Credit Facility from July 29, 2015 to the earlier to occur of February 29, 2017, and, unless previously refinanced, the date that is six months prior to the maturity of the Redeemed Notes (giving effect to any extensions thereof), (ii) provides that the unused commitment fee margin will be either 0.50% or 0.375%, depending on the ratio of the average of the daily closing balances of the aggregate revolving loans, swing line loans and letters of credit outstanding during each month to the aggregate commitments for the revolving loans, swing line loans and letters of credit, (iii) lowered the interest rate (a) in the case of index rate revolving loans, to the index rate plus an applicable margin of 1.00% to 1.50% depending on the leverage ratio and (b) in the case of LIBOR revolving loans, to LIBOR plus an applicable margin of 2.00% to 2.50%, depending on the leverage ratio, (iv) lowered the margin applicable to the letter of credit fee to between 2.00% and 2.50%, depending on the leverage ratio, and (v) added provisions whereby the Company represents that it, its subsidiaries and other related parties are in compliance with federal anti-terrorism laws and regulations.

On August 9, 2012, the Company amended the Credit Facility (“Amendment No. 2”). Amendment No. 2, among other things, (i) permitted the refinancing of the Redeemed Notes in an amount not less than $200 million and not greater than $530 million and with no amortization or final scheduled maturity prior to the date six months following the maturity of the Credit Facility, (ii) changed the maturity date of the Credit Facility to the earlier to occur of February 29, 2017, and the date that is six months prior to the scheduled maturity of the old notes (giving effect to any extensions thereof) (subject to earlier termination upon the occurrence of, under certain circumstances, an event of default or prepayment in full of the amounts owing under the Credit Facility), (iii) permitted the one-time dividend by the Company that was paid on September 19, 2012.

On August 17, 2012, the Company again amended the Credit Facility by entering into Amendment No. 3 to the Credit Facility (“Amendment No. 3”), which, among other things, exercised the Credit Facility’s existing incremental facility by $82.5 million, increasing the Lenders’ aggregate revolving loan commitments from $320.0 million to $402.5 million.

On January 29, 2013, the Company amended the Credit Facility by entering into Amendment No. 4 to the Credit Facility, which permitted the issuance of the add-on notes.

As so amended, the Credit Facility provides, among other things, a $402.5 million senior secured asset based revolver which includes a $30.0 million letter of credit facility, and, after giving effect to the increase provided for in Amendment No. 3, a $47.5 million incremental facility. In addition, the Credit Facility is secured by substantially all of the assets of the Company and its subsidiaries, and the Company and each of its subsidiaries provide a guaranty of the obligations under the Credit Facility. The Credit Facility requires us to maintain a minimum fixed charge coverage ratio in the event that our excess borrowing availability is below approximately $50.3 million (as adjusted if the $47.5 million incremental facility is exercised). The Credit Facility also requires us to maintain a maximum total leverage ratio of 5.0 to 1.0, which is tested if excess availability is less than approximately $50.3 million (as adjusted if the $47.5 million incremental facility is exercised). As of December 31, 2012, we were in compliance with our financial covenants under the Credit Facility.

At December 31, 2012, the interest rate on the Credit Facility was based on a 3.25% U.S. Prime Rate plus 100 basis points and LIBOR plus 200 basis points. The weighted average interest rate at December 31, 2012 was 3.1%. At February 26, 2013, we had $381.1 million of available borrowings under our Credit Facility, net of $6.5 million of outstanding letters of credit.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On August 20, 2012 and February 4, 2013, we issued and sold the old notes to the initial purchasers without registration under the Securities Act pursuant to the exception set forth in Section 4(2) of the Securities Act. The initial purchasers of the old notes subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Because the old notes are subject to transfer restrictions, we entered into registration rights agreements under which we agreed to:

•	use all commercially reasonable efforts to file with the SEC the registration statement of which this prospectus is a part on or prior to 180 days after the closing of the respective offerings;

•	use all commercially reasonable efforts to have the registration statement declared effective by the SEC on or prior to 270 days after the closing of the respective offerings;

•

unless not permitted by applicable law or SEC policy, (i) commence the exchange offer and (ii) use all commercially reasonable efforts to issue, on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the registration statement is declared effective by the SEC, new notes and related guarantees in exchange for all old notes and guarantees tendered in the exchange offer; and

•

if so obligated, use all commercially reasonable efforts to file a shelf registration statement with the SEC for the resale of the old notes on or prior to 90 days after such obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 270 days after such obligation arises.

The registration statement is intended to satisfy our exchange offer obligations under the registration rights agreements.

Under existing interpretations of the SEC, we believe that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•

it has no arrangement or understanding with any person to participate in the distribution of the new notes and is not participating in, and does not intend to participate in, the distribution of such new notes;

•	it is not an affiliate of us, as that term is interpreted by the SEC; and

•	if such holder is not a broker-dealer, then such holder is not engaged in, and does not intend to engage in, a distribution of the new notes.

However, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities (a “participating broker dealer”) will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreements, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering to issue new notes in exchange for a like aggregate principal amount of old notes. Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the new notes are substantially the same as the form and terms of the old notes, except that the new notes will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not be entitled to the registration rights that apply to the old notes; and will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. You should read the description of the new notes in the section in this prospectus entitled “Description of the New Notes.”

We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase old notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on April 29, 2013, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any old notes, extend or terminate this exchange offer and not accept any old notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the old notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise. Such press release or public announcement will disclose the amount of old notes tendered as of the date thereof.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the eligible holders of the old notes. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent, waiver of a material condition and other similar changes in the terms of this exchange offer. If we amend the terms of this exchange offer in a manner we determine constitutes a material change, including the waiver of a material condition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Old Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your old notes in this exchange offer, you must use one of the three alternative procedures described below:

(1) Regular delivery procedure:    Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the old notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry delivery procedure:    Send a timely confirmation of a book-entry transfer of your old notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3) Guaranteed delivery procedure:    If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the old notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or old notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your old notes on your behalf.

Only a holder of old notes may tender old notes in this exchange offer. A holder is any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your old notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes are tendered:

(1) by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the new notes are being issued directly to this registered holder or deposited into this participant’s account at DTC, or

(2) for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the old notes tendered: the signature must correspond with the name(s) written on the face of the old notes without alteration, enlargement or any change whatsoever.

(2) a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

(3) a person other than the registered holder of any old notes: these old notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the old notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the old notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your old notes in this exchange offer, you must make the following representations:

(1) any new notes acquired in the exchange offer are being acquired in the ordinary course of business,

(2) at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act,

(3) you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the issuer or any guarantor of the new notes; and

(4) if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you represent that the old notes to be exchanged for the new notes were acquired by you as a result of market making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such new notes.

You must also warrant that (i) you have full power and authority to tender, exchange, sell, assign and transfer the old notes; (ii) we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and (iii) the old notes tendered for exchange are not subject to any adverse claims or proxies.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of old notes by causing DTC to transfer these old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message and any other required documents are transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of old notes and desire to tender your old notes, and (1) these old notes are not immediately available, (2) time will not permit your old notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the old notes and the amount of old notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the old notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3) the certificates for all your tendered old notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these old notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular old notes with the exception of conditions to this exchange offer relating to the obligations of broker-dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of old notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all old notes properly tendered and will issue the new notes promptly thereafter. See “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, old notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the new notes in exchange for the old notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered old notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered old notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder, or, in the case of old notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the old notes tendered. This proxy will be considered coupled with an interest in the tendered old notes. This appointment will be effective only when, and to the extent that, we accept your old notes in this exchange offer. All prior proxies on these old notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The old notes will be validly tendered only if we are able to exercise full voting rights on the old notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered old notes for exchange by us.

Any notice of withdrawal must:

(1) specify the name of the person having tendered the old notes to be withdrawn,

(2) identify the old notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these old notes,

(3) be signed by the person having tendered the old notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the old notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4) specify the name in which any of these old notes are to be registered, if this name is different from that of the person having tendered the old notes to be withdrawn, and

(5) if applicable because the old notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the old notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Old notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all old notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn old notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

(2) there is no change in the current interpretation of the staff of the SEC which permits resales of the new notes,

(3) there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the new notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

(4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

(5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if it has not been satisfied, subject to applicable law.

Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any old notes that have been tendered,

(2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3) waive any condition that has not been satisfied and accept all properly tendered old notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the new notes over the term of the new notes.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail, hand or overnight delivery:	The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust—Reorganization Unit

111 Sanders Creek Corporate Center

East Syracuse, NY 13057

Attn: Dacia Brown-Jones

By facsimile:	(732) 667-9408

Confirm by telephone:	(315) 414-3349

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and for handling or forwarding tenders for exchange to their customers.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange of old notes in accordance with this exchange offer. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The old notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes in accordance with this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the old notes under the Securities Act. You will not be able to require us to register your old notes under the Securities Act unless:

(1) H&E and the Guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of old notes notifies H&E prior to the 20th business day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer;

(b) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate for such resales; or

(c) it is a broker-dealer and owns old notes acquired directly from H&E or an affiliate of H&E,

in which case the registration rights agreements require us to file a shelf registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act for the benefit of the holders of the old notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any old notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “H&E” refers only to H&E Equipment Services, Inc. and not to any of its subsidiaries.

The $100 million aggregate principal amount of notes issued on February 4, 2013 (the “add-on notes”) have the same terms as, and are treated as a single series with, the $530 million aggregate principal amount of notes issued on August 20, 2012 (the “original notes”). Unless otherwise noted, the add-on notes and the original notes together shall be referred to in this Description of the New Notes as the “old notes.”

H&E issued the old notes and will issue the new notes under an indenture dated August 20, 2012 among itself, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee.

The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture. The new notes and the old notes are treated as one series of notes under the indenture, and references in the following summary to “notes” should be read to incorporate the old notes and the new notes.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the New Notes and the Note Guarantees

The New Notes

The new notes:

•	will be general unsecured obligations of H&E;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of H&E;

•	will be senior in right of payment to any future subordinated Indebtedness of H&E;

•	will be unconditionally guaranteed by the Guarantors; and

•	will be structurally subordinated to all Indebtedness, other liabilities and preferred stock, of any of our Subsidiaries that are not Guarantors.

However, the new notes will be effectively subordinated to all borrowings under the senior credit facility, which is secured by substantially all of the assets of H&E and the Guarantors, and any future Indebtedness that is secured to the extent of the value of the assets securing such Indebtedness. See “Risk Factors—Risks Related to the New Notes—Your right to receive payments on the new notes is effectively subordinated to the rights of our existing and future secured creditors. In addition, the guarantees of the new notes will be effectively subordinated to the guarantors’ secured indebtedness.”

The Note Guarantees

The new notes will be fully and unconditionally guaranteed by all of H&E’s Domestic Subsidiaries.

Each guarantee of the new notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

However, the guarantee of any Guarantor will be effectively subordinated to the guarantees of such Guarantor under the senior credit facility, which will be secured by substantially all of the assets of such Guarantor, and any future Indebtedness that is secured by the assets of such Guarantor to the extent of the value of the assets securing such guarantee.

As of the date of the indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the new notes.

Principal, Maturity and Interest

We initially issued old notes in the aggregate principal amount of $630 million. We will issue up to $630 million in aggregate principal amount of new notes in connection with the exchange offer. H&E may issue additional notes under the indenture from time to time (the “additional notes”). Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any old notes that remain outstanding after the completion of this offering, the new notes offered hereby and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of the New Notes” include any additional notes that are actually issued. H&E will issue new notes in denominations of $2,000 and integral multiples of $1,000 thereof. The new notes will mature on September 1, 2022.

Interest on the new notes will accrue at the rate of 7% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2013. H&E will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

Interest on the new notes will accrue from March 1, 2013. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the New Notes

Principal of, premium, if any, and interest on the new notes will be payable at the office or agency of H&E maintained for such purpose; provided that all payments of principal, premium, if any, and interest with respect to the new notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof. Until otherwise designated by H&E, H&E’s office or agency will be the corporate trust office of the trustee maintained for such purpose.

Paying Agent and Registrar for the New Notes

The trustee will initially act as paying agent and registrar. H&E may change the paying agent or registrar without prior notice to the holders of the new notes, and H&E or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer.

H&E will not be required to transfer or exchange any note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, Asset Sale Offer or other tender offer. Also, H&E will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The new notes will be fully and unconditionally guaranteed by each of H&E’s current and future Domestic Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the New Notes—Federal and state fraudulent transfer laws permit a court to void the new notes and the guarantees, and, if that occurs, you may not receive any payments on the new notes or the guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than H&E or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreements pursuant to a supplemental indenture; or

(b) such sale or other disposition is permitted under the indenture and the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The foregoing requirements of this paragraph shall not apply to a reincorporation of a Guarantor if, in the good faith determination of the board of directors of the Guarantor, whose determination shall be evidenced by a board resolution delivered to the trustee, the principal purpose of such transaction is to change the state of incorporation of such Guarantor and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

The Note Guarantee of a Guarantor will be released:

(1) (a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of H&E, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(b) in connection with any sale or other disposition of the Capital Stock of that Guarantor following which the applicable Guarantor is no longer a Restricted Subsidiary to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of H&E, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(c) if H&E designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(d) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” and

(2) such Guarantor delivering to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to such transaction have been complied with. Upon request, the trustee shall execute an instrument evidencing the release of such Guarantor.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to September 1, 2015, H&E may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, on the notes to be redeemed to the redemption date, with the net cash proceeds of one or more Equity Offerings of H&E; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by H&E and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Any redemption or notice of any redemption with the proceeds of an Equity Offering pursuant to the prior paragraph may, at H&E’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of such Equity Offering and may be given prior to the completion thereof.

At any time prior to September 1, 2017, H&E may redeem all or a part of the notes upon notice as described under the heading “—Repurchase at the Option of Holders—Selection and Notice,” at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but excluding the date of redemption, subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the new notes will not be redeemable at H&E’s option prior to September 1, 2017.

On or after September 1, 2017, H&E may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	103.500%
2018	102.333%
2019	101.167%
2020 and thereafter	100.000%

Unless H&E defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on and after the applicable redemption date.

Mandatory Redemption

H&E is not required to make mandatory redemption or sinking fund payments with respect to the new notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require H&E to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, H&E will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, H&E will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. H&E will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, H&E will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, H&E will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by H&E.

The paying agent will promptly deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. Any notes so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. H&E will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require H&E to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that H&E repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

H&E will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by H&E and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) the requirements set forth in the indenture applicable to a Change of Control Offer are waived or modified with the consent of the holders of a majority in aggregate principal amount of notes then outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of H&E and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require H&E to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of H&E and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of H&E and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and H&E. H&E has no present intention to engage in a transaction involving a Change of Control, although it is possible that H&E could decide to do so in the future. Subject to the limitations discussed below, H&E could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect H&E’s capital structure or credit ratings. Restrictions on H&E’s ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the indenture can be waived only with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

Asset Sales

H&E will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) H&E (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by H&E or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents, (ii) Replacement Assets or (iii) any combination of the consideration specified in clauses (i) and (ii). For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on H&E’s most recent consolidated balance sheet, of H&E or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and for which H&E or such Restricted Subsidiary has been released in writing;

(b) any securities, notes or other obligations received by H&E or any such Restricted Subsidiary from such transferee that are converted by H&E or such Restricted Subsidiary into cash or Cash Equivalents within 180 days, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any Designated Non-cash Consideration received by H&E or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(d) any stock or assets of the kind referred to in clauses (2) or (4) of the second succeeding paragraph of this covenant.

The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the subclauses (a), (b), (c) and (d), is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale (provided, that if during such 365-day period H&E (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clauses (2), (3) or (4) of this paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement)), H&E (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility or any Indebtedness that is secured by the assets which are the subject of such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of H&E;

(3) to make a capital expenditure or purchase construction or industrial equipment;

(4) to acquire Replacement Assets; or

(5) to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to H&E or another Restricted Subsidiary.

Pending the final application of any Net Proceeds, H&E may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within thirty days thereof, unless waived or modified with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding, H&E will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, H&E may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, H&E will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

H&E will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, H&E will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing H&E’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require H&E to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on H&E. In the event a Change of Control or Asset Sale occurs at a time when H&E is prohibited from purchasing notes, H&E could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If H&E does not obtain a consent or repay those borrowings, H&E will remain prohibited from purchasing notes. In that case, H&E’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, H&E’s ability to pay cash to the holders of notes upon a repurchase may be limited by H&E’s then existing financial resources. See “Risk Factors—Risks Related to the New Notes—We may not be able to repurchase the new notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis or by such method as the trustee deems fair and appropriate (or, in the case of notes in global form, beneficial interests in such notes may be selected for redemption by the applicable clearing system in accordance with customary procedures).

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Other than with respect to redemptions with the proceeds of an Equity Offering, notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the indenture. If, on any date, (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, beginning on that day and continuing at all times thereafter until the Reversion Date (as defined below), the restrictions described under “—Repurchase at the Option of Holders—Asset Sales” and the covenants specifically listed under the following captions in this “Description of the New Notes” section of this prospectus will no longer be applicable to the notes (collectively, the “Suspended Covenants”):

(1) “—Restricted Payments”;

(2) “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3) “—Transactions with Affiliates”;

(4) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”; and

(5) clause (4) of the first paragraph of “—Merger, Consolidation or Sales of Assets.”

If and while H&E and the Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially less covenant protection. In the event that H&E and the Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then H&E and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to clause (2) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” below. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenant described under “—Restricted Payments” had been in effect prior to, and during, the Suspension Period. As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by H&E or the Restricted Subsidiaries during the Suspension Period. On and after each Reversion Date, H&E and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

For purposes of the “—Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant, on the Reversion Date, any consensual encumbrances or restrictions of the type specified in clause (1), (2) or (3) of the first paragraph of that covenant entered into during the Suspension Period will be deemed to have been in effect on the date of the indenture, so that they are permitted under clause (1) of the second paragraph under “—Dividend and Other Payment Restrictions Affecting Subsidiaries.”

For purposes of the “—Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

For purposes of the “—Transactions with Affiliates” covenant, any Affiliate Transaction (as defined below) entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of H&E entered into during the Suspension Period will be deemed to have been in effect as of the date of the indenture for purposes of clause (8) under “—Transactions with Affiliates.”

During a Suspension Period, H&E may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

There can be no assurance that any series of notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of H&E’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving H&E or any of its Restricted Subsidiaries) or to the direct or indirect holders of H&E’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of H&E);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving H&E) any Equity Interests of H&E or any direct or indirect parent of H&E;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of H&E or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among H&E and any of its Restricted

Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or in anticipation of the Stated Maturity thereof when due within one year of such redemption, repurchase, defeasance or other acquisitions or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) H&E would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by H&E and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of H&E for the period (taken as one accounting period) from July 1, 2012 to the end of H&E’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by H&E since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of H&E or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of H&E that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of H&E); plus

(c) 100% of the Fair Market Value as of the date of issuance of any shares of Capital Stock (other than Disqualified Stock) of H&E issued as consideration for the purchase by H&E or any Guarantor of all or substantially all of the assets of, or all of the Capital Stock of, any Person (other than a Restricted Subsidiary of H&E) engaged in a Permitted Business primarily in the United States (including without limitation by means of a merger, consolidation or other business combination permitted under the indenture); provided that, in the case of a purchase of all of the Capital Stock of such Person, such Person (x) is merged with or into H&E in accordance with the covenant set forth under the caption “—Merger, Consolidation and Sale of Assets” or (y) becomes a Guarantor in accordance with the covenant set forth under the caption “—Additional Note Guarantees”; plus

(d) to the extent that any Restricted Investment made by H&E or any of its Restricted Subsidiaries in any Person after the date of the indenture is subsequently sold for cash or otherwise liquidated or repaid for cash (including, without limitation, by repurchase, repayment or redemption of such Restricted Investment by such Person), the cash return of capital (excluding dividends and distributions) to H&E or any of its Restricted Subsidiaries with respect to such Restricted Investment (less the cost of disposition, if any); plus

(e) if any Unrestricted Subsidiary of H&E (i) is redesignated as a Restricted Subsidiary, the Fair Market Value of H&E’s Investment in such redesignated Subsidiary as of the date of such redesignation or (ii) pays any cash dividends or cash distributions to H&E or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the date of the indenture.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or within 60 days out of the net cash proceeds of the sale (other than to a Subsidiary of H&E) of, Equity Interests of H&E (other than Disqualified Stock) or within 60 days from the contribution of common equity capital to H&E; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of H&E or any Guarantor, that is contractually subordinated or junior in right of payment to the notes or to any Note Guarantee, including premium, if any, and accrued interest, within 60 days with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) or the making of any loan or advance by a Restricted Subsidiary of H&E to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of H&E or any Restricted Subsidiary of H&E held by any current or former officer, director, employee or consultant of H&E or any of its Restricted Subsidiaries (or permitted transferees, heirs or estates of such current or former officer, director, employee or consultant) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $10.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (b)) of $20.0 million in any calendar year), plus (b) the aggregate cash proceeds received by H&E and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests to directors, officers, employees and consultants and the proceeds of any “key man” life insurance policies; provided, further, that the cancellation of Indebtedness owing to H&E or its Restricted Subsidiaries from members of management in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights;

(7) cash payments in lieu of issuance of fractional shares in connection with the exercise of stock options, warrants or similar rights;

(8) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of H&E or any class or series of preferred stock of any Restricted Subsidiary of H&E issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) purchases of fractional Equity Interests of H&E (x) for aggregate consideration not to exceed $500,000 since the date of the indenture or (y) arising out of a consolidation, merger or sale of all or substantially all of the properties or assets of H&E and its Restricted Subsidiaries, taken as a whole, that is permitted pursuant to the covenant set forth below under the caption “—Merger; Consolidation or Sale of Assets”;

(10) payments or distributions in an amount determined by judgment or settlement approved by a court of competent jurisdiction, solely in the nature of satisfaction of dissenting stockholder rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the covenant set forth below under the caption “—Merger; Consolidation or Sale of Assets”;

(11) any payments made in connection with the Transactions that are described in the Offering Memorandum, regardless of whether such payments are made on the date of the indenture or thereafter;

(12) the payment from time to time of amounts under the terms of the Affiliate Agreements to the extent such payment could be construed to be a Restricted Payment;

(13) upon the occurrence of a Change of Control and within 60 days after completion of the offer to purchase pursuant to the repurchase of notes upon a Change of Control covenant in accordance with the terms of the indenture (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of H&E or any Guarantor, that is contractually subordinated or junior in right of payment to the notes or to any Note Guarantee, or Disqualified Stock of H&E that is required to be repurchased or redeemed pursuant to the terms thereof as a result of a Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest thereon);

(14) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $50.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by H&E or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of H&E whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and H&E will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that H&E may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for H&E’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by H&E and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of H&E and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $450.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by H&E or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” and (y) the Borrowing Base;

(2) the incurrence by H&E and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by H&E and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees;

(4) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness represented by:

(a) Capital Lease Obligations, mortgage financings, industrial revenue bonds and purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property, plant or equipment used in the business of H&E or any of its Restricted Subsidiaries (other than Indebtedness incurred pursuant to clause (4)(b) below), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4)(a), not to exceed $35.0 million at any time outstanding; and

(b) purchase money obligations and Indebtedness incurred to pay Open Account Obligations to finance the purchase of inventory held for sale or lease (including rental equipment) in the ordinary course of business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4)(b), not to exceed $175.0 million at any time outstanding;

(5) the incurrence by H&E or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14), (16) or (17) of this paragraph;

(6) the incurrence by H&E or any of its Restricted Subsidiaries of intercompany Indebtedness between or among H&E and any of its Restricted Subsidiaries; provided, however, that:

(a) if H&E or any Guarantor is the obligor on such Indebtedness and the payee is not H&E or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of H&E, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than H&E or a Restricted Subsidiary of H&E and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either H&E or a Restricted Subsidiary of H&E, will be deemed, in each case, to constitute an incurrence of such Indebtedness by H&E or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of H&E’s Restricted Subsidiaries to H&E or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than H&E or a Restricted Subsidiary of H&E; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either H&E or a Restricted Subsidiary of H&E,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by H&E or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by H&E or any of the Guarantors of Indebtedness of H&E or a Restricted Subsidiary of H&E that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) Indebtedness incurred by H&E or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that either upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence or self-insurance;

(11) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health and other types of social security benefits, unemployment and other self-insurance obligations, bankers’ acceptances, performance, surety and bid bonds and completion guarantees in the ordinary course of business;

(12) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(13) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness arising from agreements of H&E or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred in connection with the acquisition or disposition of any Restricted Subsidiary, business, property or asset;

(14) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $10.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

(15) the incurrence by H&E or any of its Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited in trust to defease the notes or to satisfy and discharge the indenture, in each case in accordance with the terms of the indenture;

(16) Indebtedness of H&E or any Guarantor incurred to finance an acquisition, merger, consolidation or amalgamation, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16); provided that on the date of such acquisition, merger, consolidation or amalgamation after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, H&E would either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or (B) have a Fixed Charge Coverage Ratio of not less than the Fixed Charge Coverage Ratio of H&E immediately prior to such acquisition, merger, consolidation or amalgamation;

(17) the incurrence by H&E or any of its Restricted Subsidiaries owed on a short-term basis of not longer than 30 days to banks and other financial institutions incurred in the ordinary course of business with such banks or financial institutions in connection with ordinary banking arrangements to manage cash balances of H&E or the Restricted Subsidiaries; and

(18) the incurrence by H&E or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (18), not to exceed $50.0 million.

H&E will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of H&E or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of H&E solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, H&E will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes were first issued and authenticated under the indenture initially were deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of H&E as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that H&E or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

H&E will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien. The foregoing shall not apply to:

(1) Liens to secure additional Indebtedness permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant; provided that, in the case of this clause (1), at the time of incurrence and after giving pro forma effect thereto, the Secured Leverage Ratio shall not exceed 2.50:1.00; and

(2) Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to H&E or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to H&E or any of its Restricted Subsidiaries;

(2) make loans or advances to H&E or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to H&E or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order (or other governmental approval, license or permit);

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by H&E or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions or subletting restrictions in leases, contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations and Indebtedness incurred to pay Open Account Obligations for property acquired in the ordinary course of business and Capital Lease Obligations that restrict the transfer of the property purchased or leased;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary (including, without limitation, the Capital Stock or all or substantially all of the assets of that Restricted Subsidiary) that restricts distributions by that Restricted Subsidiary pending the sale or other disposition (which limitation, in the case of a sale or disposition of all or substantially all assets, is applicable only to the property or assets that are the subject of such agreement);

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents and other similar agreements entered into with the approval of H&E’s Board of Directors, which limitation is applicable only to the property or assets that are the subject of such agreements;

(11) contracts with customers or leases with lessors entered into in the ordinary course of business that impose restrictions on cash, Cash Equivalents, marketable securities, or other deposits or net worth;

(12) agreements governing Indebtedness of Foreign Subsidiaries incurred pursuant to clause (14) of the second paragraph of the covenant set forth under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that H&E determines in good faith that such encumbrances and restrictions (x) will not cause H&E to not have the funds necessary to pay the principal of or interest on the notes and (y) are not materially more restrictive, taken as a whole, than is customary in comparable financings;

(13) agreements governing Hedging Obligations incurred in the ordinary course of business and permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that H&E determines in good faith that such encumbrances and restrictions (x) will not cause H&E to not have the funds necessary to pay the principal of or interest on the notes and (y) such restrictions are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions applicable to such Restricted Subsidiary than those contained in the agreements covered by clauses (1) or (2) of this paragraph;

(14) any instrument governing any Indebtedness or Capital Stock of any Unrestricted Subsidiary as in effect on the date, if any, that such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided that such encumbrance or restriction is not applicable to any Person, or to the property or assets of any Person, other than such redesignated Restricted Subsidiary and its Subsidiaries (immediately prior to such redesignation) and their respective properties and assets; and

(15) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that H&E determines in good faith that such encumbrances and restrictions (x) will not cause H&E to not have the funds necessary to pay the principal of or interest on the notes and (y) such restrictions are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions applicable to such Restricted Subsidiary than those contained in the agreements covered by clauses (1) or (2) of this paragraph.

Merger, Consolidation or Sale of Assets

H&E will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not H&E is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of H&E and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) H&E is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than H&E) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than H&E) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of H&E under the notes, the indenture and the registration rights agreements pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default exists; and

(4) H&E or the Person formed by or surviving any such consolidation or merger (if other than H&E), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or (B) have a Fixed Charge Coverage Ratio of not less than the Fixed Charge Coverage Ratio of H&E immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition.

In addition, H&E will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of H&E with an Affiliate solely for the purpose of reincorporating H&E in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among H&E and its Restricted Subsidiaries.

Transactions with Affiliates

H&E will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of H&E (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that, when taken as a whole, are not materially less favorable to H&E or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by H&E or such Restricted Subsidiary with an unrelated Person; and

(2) H&E delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors of H&E set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of H&E; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to H&E or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, indemnification agreement or arrangement for directors, officers, employees, agents and consultants, stock option, stock repurchase agreement, consulting agreement, severance agreement, insurance plan or any similar agreement, plan or arrangement entered into by H&E or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among H&E and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of H&E) that is an Affiliate of H&E solely because H&E owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees; provided that the aggregate fees paid or payable in any calendar year to any director who is an Affiliate of H&E in a capacity other than as a director of H&E shall not be greater than the aggregate fees paid or payable in such year to any other director who is not otherwise an Affiliate of H&E;

(5) any issuance of Equity Interests (other than Disqualified Stock) of H&E to Affiliates, directors, officers or employees of H&E or its Restricted Subsidiaries or to holders of Equity Interests in H&E;

(6) Restricted Payments and Permitted Investments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7) customary loans and advances paid to officers, directors, employees or consultants of H&E or any of its Restricted Subsidiaries;

(8) transactions pursuant to the Affiliate Agreements as all were in effect on the date of the indenture or as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not materially less favorable to H&E or the holders of notes than the applicable Affiliate Agreement as in effect on the date of the indenture;

(9) transactions with Affiliates that are customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and otherwise in compliance with the terms of the indenture, and which are fair to H&E and its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors, chief executive officer or chief financial officer of H&E or its Restricted Subsidiaries, as applicable, or are on terms that, taken as a whole, are materially not less favorable to H&E or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(10) transactions permitted by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(11) transactions between H&E or any of its Restricted Subsidiaries and any Person, a director of which is also a director of H&E; provided, however, that such director abstains from voting as a director on any matter involving such other Person; and

(12) transactions with any Person solely in its capacity as a holder of Indebtedness or Capital Stock of H&E or any of its Restricted Subsidiaries if such transaction provides for equal treatment of such Person and all other holders, in their capacity as holders, of the same series of such Indebtedness or of the same class of such Capital Stock.

Limitation on Sale and Leaseback Transactions

H&E will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that H&E or any Guarantor may enter into a sale and leaseback transaction if:

(1) H&E or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, which if greater than $10.0 million will be determined in good faith by the Board of Directors of H&E and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and H&E applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Business Activities

H&E will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to H&E and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If H&E or any of its Domestic Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of H&E may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by H&E and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by H&E. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of H&E may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of H&E as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of H&E as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” H&E will be in default of such covenant. The Board of Directors of H&E may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of H&E; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of H&E of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation.

Payments for Consent

H&E will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, H&E will furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if H&E were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if H&E were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports based on H&E’s status as an “accelerated filer” or “large accelerated filer” (each as defined in Rule 12b-2 under the Exchange Act) or as a “non-accelerated filer” (as used in Rule 12b-2 under the Exchange Act), as the case may be, under the SEC’s rules and regulations. Each annual report on Form 10-K will include a report on H&E’s consolidated financial statements by H&E’s certified independent accountants. In addition, H&E will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website as soon as practicable thereafter.

If, at any time, H&E is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, H&E will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. H&E will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept H&E’s filings for any reason, H&E will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if H&E were required to file those reports with the SEC.

If H&E has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of H&E and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of H&E.

In addition, H&E and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by H&E or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control”;

(4) failure by H&E or any of its Restricted Subsidiaries for 60 days after notice to H&E by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by H&E or any of its Restricted Subsidiaries (or the payment of which is guaranteed by H&E or any of its Restricted Subsidiaries), other than Indebtedness owed to H&E or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by H&E or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to H&E or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to H&E, any Restricted Subsidiary of H&E that is a Significant Subsidiary or any group of Restricted Subsidiaries of H&E that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. If an Event of Default arises pursuant to clause (5) above, such Event of Default shall cease to exist if, at any time prior to the acceleration of the notes, (x) H&E cures the underlying Payment Default or the holders of the applicable Indebtedness waive the underlying Payment Default or rescind the acceleration of such Indebtedness, in each case in accordance with the terms of the applicable Indebtedness and (y) the cure, waiver or rescission does not conflict with any judgment or decree of a court of competent jurisdiction.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default if it determines that withholding notice is in their interest, except a Default relating to the payment of principal, interest or premium or Additional Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability, claim, damage or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability, claim, damage or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

The indenture requires H&E to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, H&E will be required to deliver to the trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of H&E or any Guarantor, as such, will have any liability for any obligations of H&E or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

H&E may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate delivered to the trustee, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) H&E’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and H&E’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, H&E may, at its option and at any time, elect to have the obligations of H&E and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) H&E must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and H&E must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, H&E must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) H&E has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, H&E must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which H&E or any Guarantor is a party or by which H&E or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which H&E or any of its Subsidiaries is a party or by which H&E or any of its Subsidiaries is bound;

(6) H&E must deliver to the trustee an officers’ certificate stating that the deposit was not made by H&E with the intent of preferring the holders of notes over the other creditors of H&E with the intent of defeating, hindering, delaying or defrauding any creditors of H&E or others; and

(7) H&E must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or change the date on which any note may be subject to redemption or reduce the redemption price thereof as described under the caption “—Optional Redemption” (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, H&E, the Guarantors and the trustee may amend or supplement the indenture or the notes or the Note Guarantees:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of H&E’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of H&E’s or such Guarantor’s assets, as applicable, in each case, in accordance with the terms of the indenture;

(4) to make any change that would provide any additional rights or benefits to the holders of notes (including the addition of collateral to secure the notes) or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of the Description of Notes contained in the Offering Memorandum;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes; or

(9) to evidence and provide for the acceptance and appointment under the indenture of a successor trustee thereunder pursuant to the requirements thereof.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to H&E, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and H&E or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient (in the case that non-callable Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default has occurred and is continuing on the date of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the indenture) to which H&E or any Guarantor is a party or by which H&E or any Guarantor is bound;

(3) H&E or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) H&E has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, H&E must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of H&E or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The indenture provides that holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity reasonably satisfactory to it against any loss, liability, claim, damage or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Agreements” means:

(1) the Amended and Restated Investor Rights Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated Securities Holders Agreement, each dated as of February 3, 2006; and

(2) the agreements, arrangements and understandings described in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions”;

as such agreements may be amended from time to time in accordance with the terms thereof.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note at September 1, 2017 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on such note through September 1, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (b) the then outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and equipment in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of H&E and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of H&E’s Restricted Subsidiaries or the sale by H&E or any of its Restricted Subsidiaries of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $7.5 million;

(2) a transfer of assets between or among H&E and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of H&E to H&E or to a Restricted Subsidiary of H&E;

(4) the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the sale or other disposition of the Capital Stock or property or assets of any Unrestricted Subsidiary;

(7) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(8) any exchange of property pursuant to Section 1031 on the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

(9) the licensing of intellectual property;

(10) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(11) the sale or disposition of any assets or property received as a result of foreclosure by H&E or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

(12) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, in each case, in the ordinary course of business; and

(13) any disposition governed by and effected in compliance with the covenant described under “—Merger, Consolidation or Sale of Assets.”

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, with respect to H&E and its Restricted Subsidiaries as of any date of determination, an amount equal to the sum of, without duplication:

(1) 85% of the book value of accounts receivable; plus

(2) 95% of new equipment inventory held for sale; plus

(3) the greater of (x) 95% of the net book value of rental fleet and (y) 85% of the orderly liquidation value, as determined by a third-party appraiser, of rental fleet; plus

(4) 60% of the net book value of inventory and tools,

in each case of H&E and its Restricted Subsidiaries on a consolidated basis and determined in accordance with GAAP; provided that the book value or net book value, as the case may be, of each asset identified in clauses (1) through (4) above that is, as of the relevant date of determination, subject to a Lien that secures Indebtedness (other than Indebtedness under a Credit Facility) will be excluded from the calculation of the Borrowing Base. The Borrowing Base will be calculated based on the most recent internal financial statements (and, in the case of orderly liquidation value, the most recent third-party appraisal) that are available as of the date of determination.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of “P-2” (or higher) from Moody’s or “A-3” (or higher) from S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of H&E and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of H&E;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of H&E, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of H&E are not Continuing Directors.

Notwithstanding the foregoing, (i) any dividend or other distribution of any Voting Stock of H&E by any Principal to the direct or indirect equity holders and other investors of such Principal (or further dividend or other distribution by such equity holders and other investors to their respective direct or indirect equity holders and other investors), in accordance with the terms of the documents (of such Principal or such direct or indirect equity holders and other investors of such Principal) governing such equity or other investments or as otherwise agreed by such equity holders and other investors, will not constitute a Change of Control, and (ii) the existence from time to time of any “group” (as that term is used in Section 13(d) of the Exchange Act) comprised of any such equity holders and other investors will not constitute a Change of Control.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash impairment charges but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any non-recurring or extraordinary expenses and charges of H&E or any of its Restricted Subsidiaries; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of H&E who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of July 29, 2010, as amended as of the date of the indenture, by and among H&E, as borrower, and the other credit parties and lenders named therein as well as General Electric Capital Corporation as Agent, providing (as of the date of the indenture) for up to $402.5 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, restated, renewed, increased, supplemented, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including increases in principal amount and extensions of term loans of other financings.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, that is designated from time to time by H&E as a “Credit Facility” and as amended, modified, restated, renewed, increased, supplemented, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time. The Credit Agreement hereby is designated by H&E as a Credit Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by H&E or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash

Consideration pursuant to an officers’ certificate delivered to the trustee, setting forth the basis of such valuation, executed by the principal financial officer of H&E less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require H&E to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that H&E may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that H&E and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of H&E that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of H&E.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale for cash of Capital Stock of H&E.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Indebtedness” means Indebtedness of H&E and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of H&E (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified

Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (determined in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (and whether or not capitalized), including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable or accruing solely in Equity Interests of H&E (other than Disqualified Stock) or to H&E or a Restricted Subsidiary of H&E, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of H&E that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided that Guarantee shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

“Guarantors” means each of:

(1) H&E California Holding, Inc.;

(2) H&E Equipment Services (California), LLC;

(3) H&E Equipment Services (Mid-Atlantic), Inc.;

(4) GNE Investments, Inc.;

(5) Great Northern Equipment, Inc.;

(6) H&E Finance Corp.; and

(7) any other Subsidiary of H&E that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $1.0 million and whose total revenues for the most recent 12-month period do not exceed $1.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of H&E.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing (A) the balance deferred and unpaid of the purchase price of any property (other than any such balance that constitutes an accrued expense, trade payable or Open Account Obligation) and (B) secured floor plan financing (but not Open Account Obligations), it being understood that secured floor plan financing will be deemed to be Indebtedness solely for purposes of the indenture and not for any other purpose; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Purchasers” means Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB – (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If H&E or any Subsidiary of H&E sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of H&E such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of H&E, H&E will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of H&E’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by H&E or any Subsidiary of H&E of a Person that holds an Investment in a third Person will be deemed to be an Investment by H&E or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (but not loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its

Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by H&E or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither H&E nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than the stock of an Unrestricted Subsidiary pledged to secure Indebtedness of such Unrestricted Subsidiary), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of H&E or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of H&E or any of its Restricted Subsidiaries (other than the stock of an Unrestricted Subsidiary pledged to secure Indebtedness of such Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of H&E’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means that certain offering memorandum related to the offering of the original notes dated August 10, 2012 pursuant to which the original notes were first offered to eligible purchasers in a private placement.

“Open Account Obligations” means the deferred obligation to pay the purchase price for equipment purchased as inventory held for sale or lease.

“Permitted Business” means the equipment sale, rental and leasing business, the fleet management business and any business that is complementary, incidental, ancillary or related thereto (including, without limitation, the repair and maintenance of equipment).

“Permitted Investments” means:

(1) any Investment in H&E or in a Restricted Subsidiary of H&E;

(2) any Investment in Cash Equivalents;

(3) any Investment by H&E or any Restricted Subsidiary of H&E in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of H&E; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, H&E or a Restricted Subsidiary of H&E;

(4) any Investment made as a result of the receipt of non–cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of H&E;

(6) any Investments received in compromise or resolution of:

(a) obligations of trade creditors or customers that were incurred in the ordinary course of business of H&E or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of H&E or any Restricted Subsidiary of H&E in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) repurchases of the notes (including the Note Guarantees);

(10) any Investment in existence on the date of the indenture or any Investment consisting of any extension, modification or renewal of any Investment existing on the date of the indenture (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the date of the indenture, of the original Investment so extended, modified or renewed);

(11) guarantees of indebtedness of H&E or a Restricted Subsidiary permitted under the covenant entitled “—Indebtedness and Issuance of Preferred Stock” and performance guarantees in the ordinary course of business;

(12) any Investment made in connection with purchase price adjustments, contingent purchase price payments or other earn-out obligations paid in connection with any Investment otherwise permitted under the indenture; and

(13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $50.0 million.

“Permitted Liens” means:

(1) Liens on assets of H&E or any Restricted Subsidiary securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clause (1) or clause (18) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of H&E or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with H&E or any Subsidiary of H&E; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with H&E or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property, or the acquisition of the Person owning such property, by H&E or any Subsidiary of H&E (including, without limitation, Liens securing Acquired Debt); provided that such Liens were not incurred in contemplation of such acquisition and do not extend to any assets other than those subject to such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) purchase money security interests (as defined in Article 9 of the New York Uniform Commercial Code) and other Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the property, plant or equipment (including, without limitation, rental equipment purchased as inventory held for sale or lease) purchased in accordance with such clause (4) and the proceeds thereof (or in the case of Capital Lease Obligations, acquired with or financed by such Indebtedness);

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’ Liens and other like Liens, and customary Liens retained by or granted to carriers, landlords and mechanics under the terms of agreements pursuant to which services are rendered or property is leased by such Persons to H&E or any of its Restricted Subsidiaries, in each case, incurred in the ordinary course of business;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of H&E and its Restricted Subsidiaries;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of H&E or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16) Liens arising from precautionary filing of Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including, without limitation, rights of set-off and credit balances) with respect to deposit accounts (as defined under the Uniform Commercial Code) that are within the general parameters customary to the banking industry;

(18) judgment Liens incurred as a result of a judgment by court of competent jurisdiction that does not otherwise give rise to an Event of Default under the indenture, so long as (x) such Liens are adequately bonded and (y) any appropriate legal proceedings which may have been duly initiated for the appeal or review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;

(19) Liens securing Indebtedness of Foreign Subsidiaries incurred pursuant to clause (14) of the second paragraph of the covenant set forth above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens extend only to the assets of Foreign Subsidiaries;

(20) Liens on Equity Interests deemed to exist in connection with any options, put and call agreements, rights of first refusal and similar rights relating to Investments in Persons that are not Subsidiaries under the indenture;

(21) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the notes in their entirety; provided that the incurrence of such Indebtedness and such defeasance and satisfaction and discharge were not prohibited by the indenture;

(22) deposits made in the ordinary course of business to secure liability insurance carriers;

(23) pledges or deposits under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for payment of Indebtedness) or leases to which H&E or any Subsidiary of H&E is a party; and

(24) Liens incurred in the ordinary course of business of H&E or any Subsidiary of H&E with respect to obligations that do not exceed $20.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of H&E or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of H&E or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by H&E or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means (i) Bruckmann, Rosser, Sherrill & Co., L.P. and Bruckmann, Rosser, Sherrill & Co. II, L.P., each a Delaware limited partnership, (ii) Bruckmann, Rosser, Sherrill & Co., Inc., a Delaware corporation and (iii) Mr. John M. Engquist.

“Rating Agencies” means (i) each of Moody’s and S&P, and (ii) if Moody’s or S&P ceases to rate the notes for reasons outside of H&E’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by H&E as a replacement agency for Moody’s or S&P, as the case may be.

“Related Party” means:

(1) any controlling stockholder, general partner or managing member of any Principal, any majority owned Subsidiary of any Principal, or any immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Replacement Assets” means, on any date, property or assets (other than current assets that are not purchased accounts receivable) of a nature or type or that are used in a Permitted Business (or an Investment in a Permitted Business), which shall include the controlling or majority equity interest in any Person engaged in a Permitted Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Secured Indebtedness” means any Indebtedness of H&E or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Indebtedness of H&E and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) to (b) Consolidated Cash Flow of H&E and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Secured Leverage Ratio,” “Consolidated Cash Flow” shall be subject to the adjustments applicable to “Consolidated Cash Flow” as provided for in the definition of “Fixed Charge Coverage Ratio”.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of H&E and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP .

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 1, 2017; provided, however, that if the period from the redemption date to September 1, 2017 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of H&E (and any Subsidiary of such Subsidiary) that is designated by the Board of Directors of H&E as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with H&E or any Restricted Subsidiary of H&E unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to H&E or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of H&E;

(3) is a Person with respect to which neither H&E nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of H&E or any of its Restricted Subsidiaries (other than through the pledge of Equity Interests in such Unrestricted Subsidiary).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations relating to the exchange offer. This section does not discuss all the tax consequences that could be relevant to investors subject to special tax treatment, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or financial institution,

•	a regulated investment company,

•	a life insurance company,

•	a tax-exempt organization,

•	an individual retirement account,

•	a foreign or domestic partnership, or other entity treated as a partnership for U.S. federal income tax purposes, or an investor therein,

•	a foreign sovereign,

•	an expatriate,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle, conversion, or constructive sale transaction for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) that is a dual-resident company or whose functional currency for tax purposes is not the U.S. dollar.

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THE DISCUSSION CONTAINED IN THIS PROSPECTUS AS TO TAX MATTERS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL INCOME TAX PENALTIES. THE DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF IRS CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS PROSPECTUS. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY PROPOSED CHANGES IN APPLICABLE TAX LAWS.

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This section is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings, administrative pronouncements, and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. H&E is not seeking a ruling from the Internal Revenue Service (the “IRS”) regarding the tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein.

This section (i) does not address all aspects of U.S. federal taxation, such as estate and gift tax consequences and alternative minimum tax consequences, (ii) does not deal with all tax considerations that may be relevant to a holder in light of such holder’s personal circumstances, and (iii) does not address any state, local or foreign tax consequences.

As used herein, the term “United States holder” means a beneficial owner of a new note that, for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States,

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election under applicable U.S. Treasury Regulations to be treated as a U.S person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

Non-United States Holders

A “Non-U.S. Holder” means a beneficial owner of a new note that for U.S. federal income tax purposes, is:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a foreign estate or foreign trust.

The exchange of the old notes for identical debt securities registered under the Securities Act pursuant to the exchange offer should not constitute a material modification and therefore will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, a holder (i) will not recognize gain or loss upon receipt of a new note, and (ii) will have the same tax basis and holding period in the new notes as the holder had in the old notes immediately before the exchange.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the new notes will be issued in fully registered form without interest coupons (each a “Global Note”) and will be deposited with the trustee as a custodian for The Depositary Trust Company (“DTC”) and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the new notes.

Payments of the principal of, premium (if any), and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell new notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of the new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will have the option to exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests after the occurrence and during the continuance of an event of default or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes or has ceased to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 120 days.

PLAN OF DISTRIBUTION

Under existing SEC interpretations, we expect that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes as discussed below. While the SEC has not taken a position with respect to this particular transaction, under interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), which related to transactions structured substantially like this exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment of the old notes) with this prospectus.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from the exchange offer or from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the exchange of the notes and the guarantees will be passed upon for H&E Equipment Services, Inc. and the guarantors by Dechert LLP, New York, New York. Certain legal matters as to the guarantees given by the guarantors will be passed upon by Williams Mullen, P.C., Washington, D.C., Garlington, Lohn & Robinson, PLLP, Missoula, Montana, and Ryan, Swanson & Cleveland, PLLC, Seattle, Washington.

EXPERTS

The consolidated financial statements as of December 31, 2012 and for each of the three years in the period ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the new notes to be issued in the exchange offer (Registration No. 333-185334). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

H&E has filed annual, quarterly, and current reports and other information with the SEC. You may read and copy any document H&E has filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. H&E’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by H&E with the SEC under the Exchange Act are incorporated by reference in this prospectus:

•	H&E’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 5, 2013;

•	H&E’s Current Report on Form 8-K filed with the SEC on January 30, 2013;

•	H&E’s Current Report on Form 8-K filed with the SEC on January 31, 2013; and

•	H&E’s Current Report on Form 8-K filed with the SEC on February 4, 2013.

Any future filings H&E makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) after the date of this prospectus and before the offering is terminated are also “incorporated by reference” into this prospectus except that, unless otherwise indicated, any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K is not incorporated by reference. Notwithstanding the foregoing, no document or information deemed to have been furnished and not filed in accordance with SEC rules is incorporated by reference. The information incorporated by reference is considered a part of this prospectus, and subsequent information that H&E files with the SEC will automatically update and supersede this information. Any information which is subsequently modified or superseded will not constitute a part of this prospectus, except as so modified or superseded.

Upon written or oral request, you will be provided with a copy of the incorporated documents without charge (not including exhibits to the respective documents unless the exhibits are specifically incorporated by reference into the respective documents). You may submit such a request for this material at the following address and telephone number:

H&E Equipment Services, Inc.

7500 Pecue Lane

Baton Rouge, LA 70809

Attention: Investor Relations or telephoning (225) 298-5200.

In order to obtain timely delivery, you must request such documents no later than five business days before the date you must make your investment decision. You must submit such request no later than April 22, 2013.

$630,000,000

H&E Equipment Services, Inc.

OFFER TO EXCHANGE

7% Senior Notes due 2022 and related Guarantees for all outstanding 7%

Senior Notes due 2022

Prospectus

April 1, 2013

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this prospectus.

Until May 11, 2013, all broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.